Exhibit 10.14

LEASE

DATED MAY 13, 2010

BY AND BETWEEN

TTC PARTNERS III, LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

AS LANDLORD

AND

JIVE SOFTWARE, INC.,

A DELAWARE CORPORATION

AS TENANT

AFFECTING PREMISES COMMONLY KNOWN AS

325 LYTTON AVENUE, PALO ALTO, CALIFORNIA

SUMMARY OF BASIC LEASE TERMS

SECTION
(LEASE REFERENCE)
TERMS

A. (Introduction)	Lease Reference Date:	May 13, 2010

B. (Introduction)	Landlord:	TTC Partners III, LLC, a California limited liability company

C.	Tenant:	Jive Software, Inc., a Delaware corporation
(Introduction)

D. (Section 1.21)	Premises:	That area consisting of a total of approximately 18,541 rentable square feet consisting of a portion of the first floor of the Building (as defined below) consisting of approximately 2,814 rentable square feet, the entire second floor of the Building consisting of approximately 10,842 rentable square feet, and a portion of the third floor of the Building consisting of approximately 4,885 rentable square feet, all as shown on Exhibit A

E. (Section 1.7)	Building:	The building in which the Premises are located, the address of which is 325 Lytton Avenue, Palo Alto, California, containing approximately 27,515 rentable square feet of office space and approximately 3,024 rentable square feet of residential space, for a total of approximately 30,539 square feet of net rentable area

F.	Tenant’s Share:	60.71% of the Building
(Section 1.29)
67.39% of the office space in the Building

G. (Section 1.8)	Commencement Date:	One hundred twenty (120) days after the Effective Date

H.	Lease Term:	Ninety-six (96) months
(Section 1.18)

I. (Section 3.1)	Base Monthly Rent:	Months	Base Monthly Rent Per Rentable Square Foot	Base Monthly Rent

		01-12	$5.750	$106,610.75
		13-24	$5.923	$109,809.07
		25-36	$6.100	$113,103.34
		37-48	$6.283	$116,496.45
		49-60	$6.472	$119,991.34
		61-72	$6.666	$123,591.08
		73-84	$6.866	$127,298.81
		85-96	$7.072	$131,117.78

J. (Section 3.3)	Prepaid Rent:	$106,610.75 for Base Rent plus $28,367.73 for the Tenant’s Share of the estimated monthly Common Operating Expenses for a total of $134,978.48

K. (Section 6)	Security Deposit:	$1,156,450

L. (Section 5.1)	Permitted Use:	General office use

M. (Section 10.1)	Tenant’s Liability Insurance Minimum:	$3,000,000 per occurrence

N. (Section 1.3)	Landlord’s Address:	c/o Tallwood Venture Capital 400 Hamilton Avenue, Suite 230 Palo Alto, CA 94301 Attn: George Pavlov

		with copy to:

		Holme Roberts & Owen LLP 560 Mission Street, 25th Floor San Francisco, CA 94105 Attn: Kenneth R. Whiting, Jr.

O. (Section 1.3)	Tenant’s Address:	Jive Software, Inc. 325 Lytton Avenue Palo Alto, CA 94301 Attn: Controller

P. (Section 18.13)	Real Estate Brokers:	Cornish & Carey Commercial representing Landlord and Cresa Partners representing Tenant

Q. (Section 3.3)	Rent Payment Address:	c/o Tallwood Venture Capital 400 Hamilton Avenue, Suite 230 Palo Alto, CA 94301 Attn: George Pavlov

R. (Section 1.17)	Lease:	This Lease includes the summary of the Basic Lease Terms, the Lease, and the following exhibits:

		Exhibit A:	(Depiction of the Premises)
		Exhibit B:	(Rules and Regulations)
		Exhibit C:	(Work Letter)
		Exhibit D:	(Commencement Memorandum)
		Exhibit E:	(Location of Eyebrow Signage)

The foregoing Summary is hereby incorporated into and made a part of the Lease. Each reference in the Lease to any term of the Summary shall mean the respective information set forth above and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between the Summary and the Lease, the Summary shall control.

LANDLORD:

TTC PARTNERS III, LLC, a California limited liability company

By:
Name:
Title:
Date:

TENANT:

JIVE SOFTWARE, INC., a Delaware corporation

By:	/s/ Bryan LeBlanc
Name:	Bryan LeBlanc
Title:	CFO
Date:	5-13-10

LEASE

This Lease is dated as of the lease reference date specified in Section A of the Summary and is made by and between the party identified as Landlord in Section B of the Summary and the party identified as Tenant in Section C of the Summary.

1. Definitions.

1.1 General. Any initially capitalized term that is given a special meaning by this Article 1, the Summary, or by any other provision of this Lease (including the exhibits attached hereto) shall have such meaning when used in this Lease or any addendum or amendment hereto unless otherwise clearly indicated by the context.

1.2 Additional Rent. The term “Additional Rent” is defined in Section 3.2.

1.3 Address for Notices. The term “Address for Notices” shall mean the addresses set forth in Sections N and O of the Summary.

1.4 Agents. The term “Agents” shall mean the following: (a) with respect to Landlord or Tenant, the agents, employees, contractors and invitees of such party; and (b) in addition, with respect to Tenant, Tenant’s subtenants, and their respective agents, employees, contractors and invitees.

1.5 Agreed Interest Rate. The term “Agreed Interest Rate” shall mean that interest rate determined as of the time it is to be applied that is equal to the lesser of (a) four percent (4%) above the rate then most recently announced by Bank of America N.T. & S.A. at its San Francisco main office as the “Prime Rate”, or (b) the maximum interest rate permitted by Law.

1.6 Base Monthly Rent. The term “Base Monthly Rent” shall mean the fixed monthly rent payable by Tenant pursuant to Section 3.1 which is specified in Section I of the Summary.

1.7 Building. The term “Building” shall mean the building in which the Premises are located, which Building is identified in Section E of the Summary, the net rentable area of which is referred to herein as the “Building Net Rentable Area.”

1.8 Commencement Date. The term “Commencement Date” is the date the Lease Term commences, which shall be the date set forth on Section G of the Summary.

1.9 Common Area. The term “Common Area” shall mean all areas and facilities within the Project that are designated by Landlord from time to time for the common use of tenants and others including the Building lobby area, roof deck, elevators, parking areas (including, without limitation, the underground parking structure), pedestrian sidewalks, landscaped areas, trash enclosures and the like in conformance with similar Class A office buildings in downtown Palo Alto.

1.10 Common Operating Expenses. The term “Common Operating Expenses” is defined in Section 4.2.

1.11 Effective Date. The term “Effective Date” shall mean the date the last signatory to this Lease whose execution is required to make it binding on the parties hereto shall have executed this Lease.

1.12 Event of Tenant’s Default. The term “Event of Tenant’s Default” is defined in Section 15.1.

1.13 Hazardous Materials. The terms “Hazardous Materials” and “Hazardous Materials Laws” are defined in Section 17.2.

1.14 Insured and Uninsured Peril. The terms “Insured Peril” and “Uninsured Peril” are defined in Section 12.2F.

1.15 Law. The term “Law” shall mean any judicial decision, statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any municipal, county, state, federal or other governmental agency or authority having jurisdiction over the parties to this Lease or the Project, or both, in effect either at the Effective Date or any time during the Lease Term, including, without limitation, any Hazardous Materials Law (as defined in Section 17.3) and the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., and any rules, regulations, restrictions, guidelines, requirements or publications promulgated or published pursuant thereto.

1.16 Intentionally Deleted.

1.17 Lease. The term “Lease” shall mean the Summary and all elements of this Lease identified in Section R of the Summary, all of which are attached hereto and incorporated herein by this reference.

1.18 Lease Term. The term “Lease Term” shall mean the term of this Lease which shall commence on the Commencement Date and continue for the period specified in Section H of the Summary.

1.19 Lender. The term “Lender” shall mean any beneficiary, mortgagee, secured party, lessor, or other holder of any Security Instrument.

1.20 Permitted Use. The term “Permitted Use” shall mean the use specified in Section L of the Summary.

1.21 Premises. The term “Premises” shall mean that building area described in Section D of the Summary that is within the Building, the aggregate net rentable area of which is referred to herein as “Tenant’s Net Rentable Area”.

1.22 Project. The term “Project” shall mean Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, other improvements and facilities serving the Building and the parcel(s) of land on which they are located.

1.23 Private Restrictions. The term “Private Restrictions” shall mean all recorded covenants, conditions and restrictions, private agreements, reciprocal easement agreements, and any other recorded instruments which now or hereafter affect the use of the Premises.

1.24 Real Property Taxes. The term “Real Property Taxes” is defined in Section 4.3.

1.25 Intentionally Deleted.

1.26 Security Instrument. The term “Security Instrument” shall mean any underlying lease, mortgage or deed of trust which now or hereafter affects the Project, and any renewal, modification, consolidation, replacement or extension thereof.

1.27 Summary. The term “Summary” shall mean the Summary of Basic Lease Terms executed by Landlord and Tenant that is part of this Lease.

1.28 Tenant’s Alterations. The term “Tenant’s Alterations” shall mean all improvements, additions, alterations, and fixtures installed in the Premises by or on behalf of Tenant after the Effective Date which are not Trade Fixtures.

1.29 Tenant’s Share. The term “Tenant’s Share” shall mean the percentage obtained by dividing Tenant’s Net Rentable Area by the Building Net Rentable Area (or, as the case may be, by dividing the Tenant’s Net Rentable Area by the net rentable area of the office portions of the Building), which as of the Effective Date is (or are) the percentage(s) identified in Section F of the Summary.

1.30 Tenant’s Work. The term “Tenant’s Work” is defined in the Work Letter attached to the Lease as Exhibit C.

1.31 Trade Fixtures. The term “Trade Fixtures” shall mean (a) Tenant’s inventory, furniture, signs, and business equipment, and (b) anything affixed to the Premises by Tenant at its expense for purposes of trade, manufacture, ornament or domestic use (except replacement of similar work or material originally installed by Landlord) which can be removed without material injury to the Premises unless such thing has, by the manner in which it is affixed, become an integral part of the Premises.

2. Demise, Construction, and Acceptance.

2.1 Demise of Premises. Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Lease Term upon the terms and conditions of this Lease, the Premises for Tenant’s own use in the conduct of Tenant’s business together with the non-exclusive right to use the Common Area.

2.2 Commencement Date. The Lease Term shall commence on the Commencement Date as defined in Section 1.8 above. Within ten (10) days of request by Landlord, Tenant shall acknowledge the actual Commencement Date by executing a Commencement Memorandum in the form attached hereto as Exhibit D.

2.3 Construction of Improvements. Landlord shall have no obligation to make any repairs (except as expressly set forth in this Lease including the Work Letter attached to the Lease as Exhibit C), improvements, additions or alterations to the Premises or, except as set forth on the Work Letter, to provide any tenant improvement allowance to Tenant. Tenant shall be solely responsible for constructing at its sole cost and expense any improvements to the Premises required for Tenant’s Permitted Use of the Premises in accordance with the terms of Section 5 hereof.

2.4 Delivery and Acceptance of Possession. Tenant shall be permitted to occupy the Premises for the purpose of constructing the Tenant’s Work from and after the execution of this Lease by Landlord and Tenant (the “Delivery Date”). Such occupancy prior to the Commencement Date shall be upon all of the terms of this Lease (including Tenant’s obligations regarding insurance); provided, however, so long as Tenant enters the Premises solely for the purpose of constructing the Tenant’s Work or otherwise preparing the Premises for occupancy and not for conducting business therein, Tenant shall not be required to pay Base Monthly Rent or Tenant’s Share of Common Operating Expenses during such period of early occupancy prior to the Commencement Date. Except as specifically set forth in the Lease, including the Work Letter, Tenant shall accept possession of the Premises in their current “as-is” condition.

3. Rent.

3.1 Base Monthly Rent. Commencing on the Commencement Date and continuing each month throughout the Lease Term, Tenant shall pay to Landlord the Base Monthly Rent set forth in Section I of the Summary.

3.2 Additional Rent. Commencing on the Commencement Date and continuing throughout the Lease Term. Tenant shall pay the following as additional rent (the “Additional Rent”): (a) any late charges or interest due Landlord pursuant to Section 3.4; (b) Tenant’s Share of Common Operating Expenses as provided in Section 4.1; (c) Landlord’s share of any Subrent received by Tenant upon certain assignments and sublettings as required by Section 14.1; (d) any legal fees and costs due Landlord pursuant to Section 18.9; and (e) any other charges due Landlord pursuant to this Lease. Base Monthly Rent and Additional Rent are sometimes hereinafter referred to collectively as “rent.”

3.3 Payment of Rent. Upon the execution of this Lease, Tenant shall pay Landlord the amount set forth in Section J of the Summary as prepayment of rent for credit against the installment of Base Monthly Rent for the first month of the Lease Term and Tenant’s Share of the estimated monthly Common Operating Expenses for the first month of the Lease Term. All rent required to be paid in monthly installments shall be paid in advance on the first day of each calendar month during the Lease Term. All rent shall be paid in lawful money of the United States, without any abatement, deduction or offset whatsoever, except as expressly provided herein, and without any prior demand therefor. All rent shall be paid to Landlord at its address set forth in Section Q of the Summary, or at such other place as Landlord may designate from time to time. Tenant’s obligation to pay Base Monthly Rent and Tenant’s Share of Common Operating Expenses shall be prorated at the commencement and expiration of the Lease Term. Tenant’s covenant to pay rent is independent of every other covenant in this Lease.

3.4 Late Charge, Interest and Quarterly Payments. Tenant acknowledges that the late payment by Tenant of any installment of rent, or any other sum of money required to be paid by Tenant under this Lease, will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such costs and expenses will include, without limitation, attorneys’ fees, administrative and collection costs, and processing and accounting expenses and other costs and expenses necessary and incidental thereto. If any Base Monthly Rent or Additional Rent is not received by Landlord from Tenant within ten (10) business days after receipt from Landlord of written notice that such amount was not paid when due, then Tenant shall immediately pay to Landlord a late charge equal to five percent (5%) of such delinquent rent; provided the written notice from Landlord will not have to be provided if Landlord has already provided such written notice of late payment one time in the preceding twelve (12) months (and any such notice of non-payment provided to Tenant pursuant to Section 15.1.A hereof shall be deemed to constitute such notice), in which event such late charge shall be due in the event any Base Monthly Rent or Additional Rent is not received by Landlord from Tenant within ten (10) business days after it is due. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay any rent due under this Lease in a timely fashion, including any right to terminate this Lease pursuant to Section 15.2B. In addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid within ten (10) business days after it is due at the Agreed Interest Rate from the date such amount became due until paid.

4. Common Operating Expenses.

4.1 Tenant’s Obligation to Reimburse. As Additional Rent, Tenant shall pay Tenant’s Share (specified in Section F of the Summary) of the Common Operating Expenses for each calendar year or portion thereof. Tenant shall pay such share of the Common Operating Expenses incurred or paid by Landlord but not theretofore billed to Tenant within ten (10) days after receipt of a written bill therefor from Landlord on such periodic basis as Landlord shall designate. In addition, Landlord shall require that Tenant pay Tenant’s Share of Common Operating Expenses in advance in estimated monthly installments, in accordance with the following: (a) Landlord shall deliver to Tenant Landlord’s reasonable estimate of the Common Operating Expenses it anticipates will be paid or incurred for the calendar year in question; (b) during such calendar year, Tenant shall pay Tenant’s Share of the estimated Common Operating Expenses in advance in monthly installments as required by Landlord due with the installments of Base Monthly Rent; and (c) within one hundred twenty (120) days after the end of each calendar year or as soon as reasonably practicable thereafter, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Common Operating Expenses paid or incurred by Landlord during the just ended calendar year and thereupon there shall be an adjustment between Landlord and Tenant, with payment to Landlord or credit by Landlord against the next installment of Additional Rent (or with payment to Tenant in cash if no further installments of Additional Rent are due), as the case may require, within ten (10) days after delivery by Landlord to Tenant of such statement, so that Landlord shall receive the entire amount of Tenant’s Share of all Common Operating Expenses for such calendar year, and no more. Within ninety (90) days after Landlord furnishes such statement for any calendar year (the “Audit Election Period”), Tenant may, at Tenant’s sole cost and expense during Landlord’s normal business hours, elect to audit Landlord’s Common Operating Costs for such calendar year only, subject to the following conditions: (1) the audit shall be prepared by an independent certified public accounting firm of recognized national or regional standing; (2) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (3) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 60 days after commencement; (4) the audit shall be conducted where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; and (5) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute a commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit. The foregoing right to audit shall also be applicable to Tenant’s Share of Common Operating Expenses payable on a periodic basis (i.e., not as part of the estimated monthly installments) except that the Audit Election Period with respect to the same shall be within the later of ninety (90) days after the later of the end of the calendar year in which such Common Operating Expenses were incurred or ninety (90) days after Landlord furnishes the statement containing such Common Operating Expenses. This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay rent when due, including estimated Common Operating Expenses. Landlord shall credit any overpayment determined by the final approved audit report against the next rent due and owing by Tenant or, if no further rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. If the audit proves that Landlord’s calculation of Common Operating Expenses for the calendar year under inspection was overstated by more than three percent (3%), then, after verification, Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees and costs applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant’s invoice therefor. The foregoing obligations shall survive the expiration or earlier termination of this Lease. If Tenant does not give written notice of its election to audit Landlord’s Common Operating Expenses during the Audit Election Period, Landlord’s Common Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. Landlord may revise its estimate of Common Operating Expenses from time to time, and Tenant shall thereafter make payments on the basis of the revised estimate. In the event that the Building is not one hundred percent (100%) occupied during all or any portion of any calendar year, Landlord shall make an appropriate adjustment, in accordance with industry standards and sound management practices, of the Common Operating Expenses for each such year to determine what the Common Operating

Expenses would have been for such year if the Building had been one hundred percent (100%) occupied, and the amount so determined shall be deemed to be the amount of Common Operating Expenses for such year. Such adjustment shall be made by Landlord by increasing those costs included in the Common Operating Expenses which, according to industry standards and sound management practices, vary based upon the level of occupancy of the Building. Landlord shall have the right, from time to time, in its discretion, to equitably allocate some or all of the Common Operating Expenses among the office space tenants and the residential space tenants of the Building for purposes of determining Common Operating Expenses and/or the provision of various services and amenities. Without limiting the generality of the preceding sentence, costs for maintenance of the parking areas shall be allocated to the office and residential portions of the Building in accordance with the ratio of parking spaces allocated between the same. Costs for (w) maintaining, repairing, operating and replacing when necessary HVAC equipment for the residential portion of the Building and the utility facilities and other building service equipment exclusively serving the residential portion of the Building and (x) providing electricity, gas and water (except irrigation water) to the residential portion of the Building shall not be allocated to the office portions of the Building, and costs for (y) maintaining, repairing, operating and replacing when necessary HVAC equipment for the office portion of the Building and the utility facilities and other building service equipment exclusively serving the office portion of the Building and (z) providing electricity, gas and water (except irrigation water) to the office portion of the Building shall not be allocated to the residential portions of the Building.

4.2 Common Operating Expenses Defined. The term “Common Operating Expenses” shall mean all costs and expenses incurred by Landlord with respect to the operation, maintenance, protection, repair and replacement of the Project, including, without limitation, the following:

A. Subject to subsection (D) below, all costs and expenses paid or incurred by Landlord in connection with the following: (i) maintaining, cleaning, repairing and replacing the roof (including repair of leaks) and the exterior surfaces (including painting) of all buildings located on the Project; (ii) maintenance of the liability, fire, property damage and other insurance carried by Landlord pursuant to Section 10.2 (including the prepayment of premiums for coverage of up to one year); (iii) maintaining, repairing, operating and replacing when necessary HVAC equipment, utility facilities and other building service equipment; (iv) providing HVAC and other utilities and services except as separately charged to Tenant pursuant to Section 9.2 of the Lease; (v) complying with all applicable Laws and Private Restrictions; (vi) operating, maintaining, repairing, cleaning, painting, restriping (if applicable) and resurfacing the Common Area; (vii) operating, maintaining, repairing and restriping parking areas within or adjacent to the vicinity of the Project as described in Section 18.2 of the Lease; (viii) replacement or installation of lighting, fixtures, directional or other signs and signals, irrigation systems, trees, shrubs, ground cover and other plant materials and all landscaping in the Common Area; (ix) providing security (provided, however, that Landlord shall not be obligated to provide security, and may discontinue security service at any time); (x) rental payments in connection with the operation of the Project; (xi) maintenance, repair and replacement obligations set forth in Section 7.2; and (xii) capital improvements which are required to comply with Laws not in effect as of the Effective Date, or which are intended to reduce Common Operating Expenses, or which are required to comply with future conservation programs, or which are replacements of existing Building components, systems or equipment (including, without limitation, the replacement of the Building HVAC and roof membrane) with the cost of such capital improvements to be amortized over the useful lives thereof in accordance with the last sentence of Section 4.2.D below. With respect to any earthquake insurance premiums, if the deductible thereunder is less than ten percent (10%) of the replacement cost of the Project, the amount of such earthquake insurance premiums includable in Common Operating Expenses shall not exceed the earthquake insurance premiums that would have been incurred if such deductible were ten percent (10%) of the replacement cost of the Project.

B. The following costs: (i) Real Property Taxes as defined in Section 4.3; (ii) the amount of any commercially reasonable “deductible” paid by Landlord with respect to damage by casualty; (iii) legal, accounting and other professional services for the Project, including costs, fees and expenses of contesting the validity or applicability of any Law relating to the Project; (iv) that portion of all compensation (including benefits and premiums for workers’ compensation and other insurance) paid to or on behalf of employees of Landlord and its property manager, but only to the extent they are involved in the performance of work that is fairly allocable to the Project; (v) the reasonable cost of accounting services necessary to compute the rents and charges payable by tenants and keep the books of the Project; and (vi) any reasonable consulting fees for performing services relating exclusively to the Project (including, without limitation, any outside audit as Landlord may elect in its sole and absolute discretion). With respect to any earthquake deductible, the amount thereof includable in Common Operating Expenses shall not exceed fifteen percent (15%) of the replacement cost of the Project and shall be amortized over fifteen (15) years in accordance with the last sentence of Section 4.2.D below.

C. Management fees not to exceed three percent (3%) of the base monthly rents of the Project for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord); and

D. All additional costs and expenses incurred by Landlord with respect to the operation, protection, maintenance, repair and replacement of the Project; provided, however, that Common Operating Expenses shall not include any of the following: (i) depreciation of any buildings or any major systems of building service equipment within the Project; (ii) marketing costs, leasing commissions, finder’s fees, attorneys’ fees, costs and disbursements incurred in connection with negotiations with prospective tenants or legal fees incurred in connection with this Lease; (iii) the costs of selling syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project; (iv) the cost of tenant improvements installed for the exclusive use of other tenants of the Project; (v) wages, salaries, fees and fringe benefits paid to employees or officers of Landlord above the level of property manager; (vi) costs incurred due to violation by Landlord of this Lease; (vii) overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds what would be charged for such services by qualified, first-class unaffiliated third parties on a competitive basis; (viii) payments of principal, interest, late fees, prepayment fees or other charges on any debt or amortization payments on any mortgage or mortgages executed by Landlord covering the Building now or in the future, rental concessions or negative cash flow guarantees, or rental payments under any ground or underlying lease or leases; (ix) fines or penalties as a result of Landlord’s violation of applicable Laws; (x) costs of sculptures, paintings or other works of art; (xi) costs necessitated by or resulting from the gross negligence of Landlord and/or Landlord’s Agents; (xii) charitable or political contributions; (xiii) costs associated with the operation of the business of the legal entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building and (xiv) capital improvements except as specifically enumerated in Sections 4.2.A or 4.2.B above. All costs incurred by Landlord for capital improvements permitted to be included in Common Operating Expenses shall be amortized over fifteen (15) years in the case of an earthquake insurance deductible or, in the case of any other capital improvements, over the useful life of the applicable capital improvement as reasonably determined by Landlord (with interest on the unamortized balance at one percent (1%) above the rate then most recently announced by Bank of America N.T. & S.A. at its San Francisco main office as the “Prime Rate”) and included in Common Operating Expenses.

4.3 Real Property Taxes Defined. The term “Real Property Taxes” shall mean all taxes, assessments, levies, and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments resulting from a change in ownership, new construction, or any other cause), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of all or any portion of the Project (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord’s interest therein, the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located on the Project, the gross receipts, income, or rentals from the Project, or the use of parking areas, public utilities or energy within the Project, or Landlord’s business of leasing the Project. If at any time during the Lease Term, the method of taxation or assessment of the Project prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (a) on the value, use or occupancy of the Project or Landlord’s interest therein, or (b) on or measured by the gross receipts, income or rentals from the Project, on Landlord’s business of leasing the Project, or computed in any manner with respect to the operation of the Project, then any such tax or charge, however designated, shall be included within the meaning of the term “Real Property Taxes” for purposes of this Lease. If any Real Property Tax is based upon property or rents unrelated to the Project, then only that part of such Real Property Tax that is fairly allocable to the Project shall be included within the meaning of the term “Real Property Taxes”. Notwithstanding the foregoing, the term “Real Property Taxes” shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord’s income from all sources, or any fine, penalty or interest imposed solely by reason of Landlord’s failure to timely pay any taxes (unless Landlord’s failure is due to Tenant’s default hereunder or as a result of Landlord’s contesting such taxes in good faith).

5. Use of Premises.

5.1 Limitation on Use. Tenant shall use the Premises solely for the Permitted Use specified in Section L of the Summary and for no other purposes whatsoever. Tenant shall not do anything in or about the Premises which will (a) cause structural injury to the Project, or (b) cause damage to any part of the Project. Tenant shall not operate any equipment within the Premises which will (i) damage the Project, (ii) overload existing electrical systems or other mechanical equipment servicing the Project, (iii) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning (“HVAC”) equipment within or servicing the Project, or (iv) damage, overload or corrode the sanitary sewer system. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Building or set any load on the floor in excess of the load limits for which such items are designated nor operate hard wheel forklifts within the Premises. Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed so that they do not (x) create an unreasonable fire or health hazard, (y) damage the Premises, or (z) result in the violation of any Law. Tenant shall not change the exterior of the Building or, subject to Section 20, install any equipment or antennas on or make any penetrations of the exterior or roof of the Building. Tenant shall not commit any waste in or about the Premises, and Tenant shall keep the Premises in a neat, clean, attractive and orderly condition, free of any nuisances. If Landlord designates a standard window covering for use throughout the Building, Tenant shall use this standard window covering to cover all windows in the Premises. Tenant shall not conduct on any portion of the Premises or the Project any sale of any kind, including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale.

5.2 Compliance with Regulations. Tenant shall not use the Premises in any manner which violates any Laws or Private Restrictions which affect the Premises. Tenant shall abide by and promptly observe and comply with all Laws and Private Restrictions. Tenant shall not use the Premises in any manner which will cause a cancellation of any insurance policy covering Tenant’s Alterations or any improvements installed by Landlord at its expense or which poses an unreasonable risk of damage or injury to the Premises. Tenant shall not sell, or permit to be kept, used, or sold in or about the Premises any article which may be prohibited by the standard form of all-risk insurance policy. Tenant shall comply with all reasonable requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain the insurance coverage carried by either Landlord or Tenant pursuant to this Lease. Landlord covenants not to cause or allow any Private Restriction to be recorded against the Property which would materially adversely affect Tenant’s rights under this Lease or which would impose on Tenant a material cost or burden not currently anticipated. Notwithstanding the foregoing but subject to Section 8.3 of the Lease, Tenant shall not be responsible for any legal requirements applicable to the structural portions of the Premises, any restrooms within the Building (other than restrooms constructed by or at the special request of Tenant) or the base Building mechanical, electrical, plumbing or HVAC systems (excluding any supplemental HVAC, if any, serving the Premises), unless the failure to comply with any such legal requirements is caused or otherwise triggered by Tenant, Tenant’s Alterations, Tenant’s Work or Tenant’s particular use of the Premises.

5.3 Outside Areas. No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Premises.

5.4 Rules and Regulations. Tenant and its employees, agents, licensees and visitors shall at all times comply with the rules and regulations of the Project attached as Exhibit B (as the same may be amended by Landlord from time to time) and such other reasonable rules and regulations adopted by Landlord from time to time which do not materially adversely affect Tenant’s rights hereunder. Landlord may from time to time amend, modify, delete or add new and additional reasonable rules and regulations for the use, safety, cleanliness and care of the Premises and the Building and the comfort, quiet and convenience of occupants of the Building. Such new or amended rules and regulations shall be effective upon notice to Tenant. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible for the violation by any other tenant of the Project of any such rules and regulations.

6. Security Deposit.

6.1 Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord in cash the amount set forth in Section K of the Summary as security for the performance by Tenant of its obligations under this Lease, and not as a prepayment of rent (the “Security Deposit”). If an Event of Tenant’s Default occurs under this Lease, Landlord may apply all or any part of the Security Deposit for the payment of any rent or other sum in default, the repair of any damage to the Premises caused by Tenant or the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default to the full extent permitted by law. Tenant hereby waives any restriction on the use or application of the Security Deposit by Landlord as set forth in California Civil Code Section 1950.7. To the extent any portion of the Security Deposit is used, Tenant shall within five (5) days after demand from Landlord restore the Security Deposit to its full amount. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount. If Tenant shall perform all of its obligations under this Lease and return the Premises to Landlord at the end of the Lease Term, Landlord shall return all of the remaining Security Deposit to Tenant within thirty (30) days after the end of the Lease Term. The Security Deposit shall not serve as an advance payment of rent or a measure of Landlord’s damages for any default under this Lease. If Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. Upon such transfer, Landlord shall have no further obligation to return the Security Deposit. Tenant shall look solely to the new landlord for the return of the Security Deposit. Tenant covenants and agrees that it shall not assign or encumber or attempt to assign or encumber the Security Deposit and neither Landlord or its successors or assigns shall be bound by any such agreement, encumbrance, attempted assignment or attempted encumbrance.

6.2 Letter of Credit. In lieu of a cash Security Deposit, the Security Deposit to be delivered by Tenant to Landlord may be in the form of an irrevocable and unconditional letter of credit (the “Letter of Credit”) governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 590, as revised from time to time, in an amount the amount set forth in Section K of the Summary, issued to Landlord, as beneficiary, in form and substance reasonably satisfactory to Landlord, by Bank of America, Wells Fargo Bank or other bank reasonably approved by Landlord and qualified to transact banking business in California with an office in the Greater San Francisco Bay Area at which drafts drawn on the Letter of Credit may be presented for payment. The full amount of the Letter of Credit shall be available to Landlord upon presentation of Landlord’s sight draft accompanied only by the Letter of Credit and Landlord’s signed statement that Landlord is entitled to draw on the Letter of Credit pursuant to this Lease. Tenant shall maintain the Letter of Credit for the entire Lease Term and any extension thereof. The Letter of Credit shall expressly state that the Letter of Credit and the right to draw thereunder may be transferred or assigned by Landlord to any successor or assignee of Landlord under this Lease. Tenant shall pay any fees related to the issuance or amendment of the Letter of Credit, including, without limitation, any transfer fees. The Letter of Credit shall permit partial draws. The Letter of Credit shall provide that it will be automatically renewed until thirty (30) days after the Expiration Date unless the issuer provides Landlord with written notice of non-renewal at the notice address herein at least sixty (60) days prior to the expiration thereof. If, not later than thirty (30) days prior to the expiration of the Letter of Credit, Tenant fails to furnish Landlord with a replacement Letter of Credit pursuant to the terms and conditions of this Section, then Landlord shall have the right to draw the full amount of the Letter of Credit, by sight draft, and shall hold the proceeds of the Letter of Credit as a cash Security Deposit pursuant to the terms and conditions of Section 6.1 above. In such event, Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount.

6.3 Potential Reduction. If as of the first year anniversary of the Commencement Date and as of each anniversary of the Commencement Date thereafter (each a “Potential Reduction Date”), no default under the Lease by Tenant has occurred at any time, Tenant may reduce the amount of the Security Deposit (each a “Reduction”) by $144,556.25 (i.e., reduce to $1,011,893.75 at the beginning of month 13 of the Lease Term, to $867,337,50 at the beginning of month 25 of the Lease Term, etc.). In no event shall the Security Deposit be further reduced to an amount below $0.00. If the Security Deposit is in the form of a Letter of Credit, such Reduction(s) shall be effected either by Tenant exchanging a replacement Letter of Credit meeting the requirements of this Section 6 in the reduced amount for the existing Letter of Credit, or by the issuing bank delivering an amendment to the Letter of Credit reducing the amount thereof (but which does not otherwise amend or modify same), which Landlord shall promptly countersign or authorize in writing if required by the issuing bank. In the event the Security Deposit is in cash, such Reduction(s) shall be effected by Landlord applying the amount of the applicable Reduction to the Base Rent next coming due after the applicable Potential Reduction Date. Upon such Reduction(s), the term “Security Deposit,” as used herein, shall automatically be deemed to refer only to the amount being held by Landlord as a Security Deposit after such Reduction(s).

7. Repair and Maintenance.

7.1 Tenant’s Obligation to Maintain. Except as otherwise provided in Section 7.2, Section 12.1 and Section 13.3, Tenant shall be responsible for the following during the Lease Term:

A. Tenant shall clean and maintain in good order, condition and repair and replace when necessary the Premises and every part thereof including, but not limited to: (i) all fixtures, interior walls, floors, carpets and ceilings; (ii) all windows, doors, entrances, plate glass, showcases and skylights located within the Premises; and (iii) all electrical, plumbing and mechanical systems and fixtures located within or exclusively serving the Premises, including replacing light bulbs and ballasts. If Tenant fails to perform its obligations under this Article after reasonable notice from Landlord, Landlord shall have the right, but not the obligation, to perform the same, and Tenant shall pay to Landlord, immediately upon written demand, for all costs incurred by Landlord together with an administrative charge in an amount equal to ten percent (10%) of the cost thereof.

B. Tenant shall replace any damaged or broken glass in the Premises (excluding all exterior windows) with glass of the same kind, size and quality. Tenant shall repair any damage to the Premises (including exterior doors and windows) caused by vandalism or any unauthorized entry. All repairs and replacements required of Tenant shall be promptly made with new materials of like kind and quality. If the work affects the structural parts of the Building or if the estimated cost of any item of repair or replacement is in excess of Five Thousand Dollars ($5,000), then Tenant shall first obtain Landlord’s written approval of the scope of the work, the plans therefor, the materials to be used, and the contractor.

7.2 Landlord’s Obligation to Maintain. Landlord shall repair and maintain the Common Area, the roof, the exterior and structural parts of the Building and the mechanical, electrical, HVAC, plumbing, sewage and life safety systems in the Building not located within or exclusively serving the Premises, so that the same are kept in good order and repair. The cost of any maintenance, repairs, replacements or restorations necessitated by the negligence or willful misconduct of Tenant or its Agents, together with an administrative charge in an amount equal to ten percent (10%) of the cost thereof, shall be paid by Tenant to Landlord immediately upon written demand. Landlord may engage contractors of its choice to perform the obligations required of it by this Article, and the necessity of any expenditure to perform such obligations shall be at the sole discretion of Landlord. Subject to the following sentence. Tenant shall not be entitled to any allowance, abatement, compensation or damages from Landlord, for diminution of rental value or for loss or interruption of business, or otherwise, arising from Landlord, Tenant or others making any repairs, restorations, replacements, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof, or from other tenants failing to make repairs. In making such repairs, restorations, replacements, alterations, additions or improvements by Landlord, Landlord shall use reasonable efforts to minimize disruption to Tenant’s use of the Premises as a result of the same (which reasonable efforts shall not require Landlord to perform work outside of normal business hours); provided, however, that if such repairs, restorations, replacements, alterations, additions or improvements by Landlord (a) continue for two (2) consecutive business days and (b) as a result the Premises are rendered untenantable and Tenant actually ceases to use the Premises, commencing on the third (3rd) consecutive business day thereof, Tenant shall, as its sole remedy, be entitled to an equitable diminution of rent based upon the pro rata portion of the Premises which is rendered unfit for occupancy for the permitted use and actually not used by Tenant, except to the extent such repairs, restorations, replacements, alterations, additions or improvements by Landlord are in connection with damage caused by Tenant or its employees, agents, contractors, invitees, or licensees or are otherwise at Tenant’s request.

8. Trade Fixtures and Alterations.

8.1 Trade Fixtures. Throughout the Lease Term, Tenant may provide and install, and shall maintain in good condition, any Trade Fixtures required in the conduct of its business in the Premises. All Trade Fixtures shall remain Tenant’s property.

8.2 Tenant’s Alterations. Construction by Tenant of Tenant’s Alterations shall be governed by the following:

A. Tenant shall not construct any Tenant’s Alterations or otherwise alter the Premises without Landlord’s prior written approval, which approval Landlord shall not be unreasonably withheld. In the event Landlord’s approval for any Tenant’s Alterations is given, then the following shall occur: (i) Tenant shall not construct any Tenant’s Alterations until Landlord has approved in writing the plans and specifications therefor; (ii) such Tenant’s Alterations shall be constructed substantially in compliance with such approved plans and specifications by a licensed contractor first approved by Landlord; and (iii) Tenant shall pay to Landlord on demand all reasonable out of pocket costs and expenses incurred by Landlord in connection with the review of such plans and specifications and Landlord’s oversight and coordination of Tenant’s Alterations, which shall include a commercially reasonable review or administrative fee. All Tenant’s Alterations constructed by Tenant shall be constructed in accordance with all Laws using new materials of good quality. Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) the Alteration is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) the Alteration will not affect the Building shell and core; (d) the Alteration does not require work to be performed inside the walls or above the ceiling of the Premises and (e) the Alteration does not require a permit or other governmental approval. Cosmetic Alterations shall be subject to all the other provisions of this Section 8.2.

B. Tenant shall not commence construction of any Tenant’s Alterations until (i) all required governmental approvals and permits have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant has given Landlord at least ten (10) days’ prior written notice of its intention to commence such construction, and (iv) if requested by Landlord, Tenant has obtained contingent liability and broad form builders’ risk insurance in an amount reasonably satisfactory to Landlord.

C. All Tenant’s Alterations shall be constructed at Tenant’s sole expense and shall remain the property of Tenant during the Lease Term, but shall not be altered or removed from the Premises. At the expiration or sooner termination of the Lease Term, all Tenant’s Alterations shall be surrendered to Landlord as part of the realty and shall then become Landlord’s property, and Landlord shall have no obligation to reimburse Tenant for all or any portion of the value or cost thereof; provided, however, that if Landlord requires Tenant to remove any Tenant’s Alterations, Tenant shall so remove such Tenant’s Alterations prior to the expiration or sooner termination of the Lease Term. Notwithstanding the foregoing, Tenant shall not be obligated to remove any Tenant’s Alterations with respect to which all of the following is true: (i) at the time Tenant requested Landlord’s approval, Tenant requested of Landlord in writing that Landlord inform Tenant of whether or not Landlord would require Tenant to remove such Tenant’s Alterations at the expiration of the Lease Term; and (ii) at the time Landlord granted its approval, it did not inform Tenant that it would require Tenant to remove such Tenant’s Alterations at the expiration of the Lease Term.

8.3 Alterations Required by Law. Tenant shall make, at its sole cost, any alteration, addition or change of any sort to the Project that is required by any Law or Private Restriction because of (a) Tenant’s particular use or change of use of the Premises; (b) Tenant’s application for any permit or governmental approval; or (c) Tenant’s construction or installation of any Tenant’s Alterations or Trade Fixtures.

8.4 Mechanic’s Liens. Tenant shall keep the Project free from all liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant or Tenant’s Agents relating to the Project. If any claim of lien is recorded (except those caused by Landlord or Landlord’s Agents), Tenant shall bond against or discharge the same within ten (10) days after the same has been recorded against the Project. Should any lien be filed against the Project or any action be commenced affecting title to the Project, the party receiving notice of such lien or action shall immediately give the other party written notice thereof.

8.5 Taxes on Tenant’s Property. Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant’s estate in this Lease or the property of Tenant situated within the Premises which become due during the Lease Term. If any tax or other charge is assessed by any governmental agency because of the execution of this Lease, such tax shall be paid by Tenant. Upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments.

8.6 Additional Provisions. Notwithstanding the foregoing, Tenant may make non-structural interior alterations having a cost not to exceed $25,000.00 in the aggregate in any twelve (12) month period which will not adversely affect, in any way, the mechanical, electrical, plumbing, HVAC, structural and/or fire and life safety components of the Building without Landlord’s consent. Tenant’s trade fixtures, furniture, equipment and other personal property installed in the Premises (“Tenant’s Property”) shall at all times be and remain Tenant’s property. Except for alterations which cannot be removed without structural injury to the Premises, at any time Tenant may remove Tenant’s Property from the Premises, provided that Tenant repairs all damage caused by such removal. Landlord shall have no lien or other interest in any item of Tenant’s Property. Tenant shall have no obligation to remove the initial Tenant’s Work.

9. Waste Disposal and Utilities.

9.1 Waste Disposal. Tenant shall store its waste either inside the Premises or within outside trash enclosures (if any) that are designated by Landlord. All entrances to such outside trash enclosures (if any) shall be kept closed, and waste shall be stored in such manner as not to be visible from the exterior of such outside enclosures. Tenant shall keep all fire corridors and mechanical equipment rooms in the Premises free and clear of all obstructions at all times.

9.2 Utilities. Landlord shall furnish to the Premises HVAC, electricity and water in such amounts as Landlord reasonably determines are necessary for the use of the Premises as business offices. Landlord shall supply HVAC to the Premises during the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday (except holidays) (i.e., during the normal business hours of the Building). Tenant shall have the right to receive HVAC service during hours other than normal business hours by paying Landlord’s then standard charge (currently $75 per hour) for additional HVAC service and providing such prior notice as is reasonably specified by Landlord. Landlord also shall provide janitorial services to the Premises five (5) nights per week (except holidays), and the cost thereof shall be included in Common Operating Expenses. Utilities and services for the Common Area shall be provided by Landlord as part of Common Operating Expenses, Utilities and services that are supplied to the Premises shall be charged separately to Tenant based upon Landlord’s reasonable estimate of Tenant’s usage or, in the case of electricity, using separate meter. Tenant shall be solely responsible for installing its own data and telecommunications systems. Unless resulting from the willful misconduct of Landlord or Landlord’s Agents, Landlord shall not be liable for any failure to provide access to the Premises, to assure the beneficial use of the Premises or to furnish any services or utilities when such failure is caused by natural occurrences, riots, civil disturbances, insurrection, war, court order, public enemy, accidents, breakage, strikes, lockouts, other labor disputes, the making of repairs, alterations or improvements to the Premises or the Building, the inability to obtain an adequate supply of fuel, gas, steam, water, electricity, communication services, labor or other supplies or by any other condition beyond Landlord’s reasonable control, and Tenant shall not be entitled to any damages resulting from such failure, nor shall such failure relieve Tenant of the obligation to pay all sums due hereunder or constitute or be construed as a constructive or other eviction of Tenant To the extent any such failure arises from a circumstance within Landlord’s reasonable control or arises from the negligence of Landlord or its Agents, then Landlord shall use its commercially reasonable efforts to cause such services to be restored as soon as reasonably practicable. In addition and notwithstanding the foregoing, if such failure within Landlord’s reasonable control or arising from the negligence of Landlord or its Agents occurs and (a) the same continues for three (3) consecutive business days, and (b) as a result of such service interruption the Premises are rendered untenantable and Tenant actually ceases to use the Premises, commencing on the fourth (4th) consecutive business day of such service failure (unless the service failure is caused by a fire or other casualty, in which event Section 12 controls), Tenant shall, as its sole remedy, be entitled to an equitable diminution of rent based upon the pro rata portion of the Premises which is rendered unfit for occupancy for the permitted use and actually not used by Tenant, except to the extent such service failure is caused by Tenant or its employees, agents, contractors, invitees, or licensees. If any governmental entity promulgates or revises any statute, ordinance or building, fire or other code, or imposes mandatory or voluntary controls or guidelines on Landlord or the Building or any part thereof, relating to the use or conservation of energy, water, gas, steam, light, communication services or electricity or the provision of any other utility or service provided with respect to this Lease, or if Landlord is required or elects to make alterations to the Building in order to comply with such mandatory or voluntary controls or guidelines, Landlord may, in its sole discretion, comply with such mandatory or voluntary controls or guidelines, or make such alterations to the Building (subject to the last sentence of Section 4.2D). Neither such compliance nor the making of such alterations shall in any event entitle Tenant to any damages, relieve Tenant of the obligation to pay any of the sums due hereunder or constitute or be construed as a constructive or other eviction of Tenant.

9.3 Compliance with Governmental Regulations. Landlord and Tenant shall comply with all rules, regulations and requirements promulgated by national, state or local governmental agencies or utility suppliers concerning the use of utility services, including any rationing, limitation or other control. Tenant shall not be entitled to terminate this Lease nor to any abatement in rent by reason of such compliance.

10. Insurance.

10.1 Tenant’s Insurance. Tenant shall maintain insurance complying with all of the following:

A. Tenant shall procure, pay for and keep in full force and effect the following:

(1) Commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage to property occurring in or about, or resulting from an occurrence in or about, the Premises with combined single limit coverage of not less than the amount of Tenant’s Liability Insurance Minimum specified in Section M of the Summary, which insurance shall contain a “contractual liability” endorsement insuring Tenant’s performance of Tenant’s obligation to indemnify Landlord contained in Section 11.3;

(2) Fire and property damage insurance in so-called “special form” (formerly “all risk”) insuring Tenant’s Trade Fixtures and Tenant’s Alterations (including, without limitation, Tenant’s Work) for the full actual replacement cost thereof; and

(3) Business auto liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident, insurance protecting against liability under workers’ compensation laws with limits at least as required by statute, insurance for all plate glass in the Premises, and such other insurance that is reasonably required by Landlord and customarily carried by tenants of comparable premises. In the case of such other insurance reasonably required by Landlord, Landlord shall provide to Tenant reasonable evidence that the same is customarily carried by tenants of comparable premises

(which reasonable evidence may consist of a statement by a local real estate or insurance broker to that effect). In addition, Landlord shall not require any such additional insurance not stated in this Section 10.1 during the first five (5) years of the Lease Term.

B. Each policy of insurance required to be carried by Tenant pursuant to this Section 10.1: (i) shall name Landlord and such other parties in interest as Landlord reasonably designates as additional insured; (ii) shall be primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord; (iii) shall be in a form satisfactory to Landlord; (iv) shall be carried with companies reasonably acceptable to Landlord; (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty (30) days prior written notice to Landlord; (vi) shall not have a “deductible” in excess of such amount as is reasonably approved by Landlord; (vii) shall contain a cross liability endorsement; and (viii) shall contain a “severability” clause.

C. A copy of each paid-up policy evidencing the insurance required to be carried by Tenant pursuant to this Section 10.1 (appropriately authenticated by the insurer) or a certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this Section 10.1, and containing the provisions specified herein, shall be delivered to Landlord prior to the Commencement Date and upon renewal of such policies, but not less than thirty (30) days prior to the expiration of the term of such coverage. Landlord may, at any time, and from time to time, inspect and copy any and all insurance policies required to be procured by Tenant pursuant to this Section 10.1. If any Lender or insurance advisor reasonably determines at any time that the amount of coverage required for any policy of insurance Tenant is to obtain pursuant to this Section 10.1 is not adequate, then Tenant shall increase such coverage for such insurance to such amount as such Lender or insurance advisor reasonably deems adequate, not to exceed the level of coverage for such insurance commonly carried by tenants of comparable premises in the vicinity of the Project. In such case, Landlord shall provide to Tenant reasonable evidence that such increase in coverage does not exceed the level of coverage for such insurance commonly carried by tenants of comparable premises in the vicinity of the Project (which reasonable evidence may consist of a statement by a local real estate or insurance broker to that effect). In addition, Landlord shall not require any such additional coverage not stated in this Section 10.1 during the first five (5) years of the Lease Term.

10.2 Landlord’s Insurance. Landlord shall have the following obligations and options regarding insurance:

A. Landlord shall maintain a policy or policies of fire and property damage insurance in so-called “special form” (formerly “all risk”) insuring Landlord (and such others as Landlord may designate) against loss of rents for a period of not less than twelve (12) months and from physical damage to the Project. Landlord may so insure the Project separately, or may insure the Project with other property owned by Landlord which Landlord elects to insure together under the same policy or policies. Landlord shall have the right, but not the obligation, in its sole and absolute discretion, to obtain insurance for such additional perils that Landlord deems appropriate, including, without limitation, coverage for damage by earthquake and/or flood. All such coverage shall contain “deductibles” which Landlord deems appropriate, which deductibles (except for earthquake) must be commercially reasonable. Landlord shall not be required to cause such insurance to cover any Trade Fixtures or Tenant’s Alterations.

B. Landlord may maintain a policy or policies of commercial general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Project, with combined single limit coverage in such amount as Landlord from time to time determines is reasonably necessary for its protection.

10.3 Tenant’s Obligation to Reimburse. If Landlord’s insurance rates for the Building are increased at any time during the Lease Term as a result of the nature of Tenant’s use of the Premises or any acts of omission of Tenant or its Agents, Tenant shall reimburse Landlord for the full amount of such increase immediately upon receipt of a bill from Landlord therefor.

10.4 Release and Waiver of Subrogation. Notwithstanding any provision herein to the contrary: (a) Landlord hereby waives, except to the extent of its insurance deductible (and shall cause its insurance carriers to waive) any and all rights of recovery against Tenant for or arising out of damage to, or destruction of, the Premises, the Building or the Project from causes then included under standard “special form” insurance policies or endorsements; provided, however, that such waiver of subrogation shall be limited exclusively to insurance proceeds actually received by Landlord for such damage or destruction; and (b) Tenant hereby waives (and shall cause its insurance carriers to waive) any and all rights of recovery against Landlord for or arising out of damage to or destruction of, any property of Tenant, Trade Fixtures or Tenant’s Alterations, from causes then included under standard “special form” insurance policies or endorsements; provided, however, that such waiver of subrogation shall be limited exclusively to insurance proceeds actually received by Tenant for such damage or destruction.

11. Limitation on Landlord’s Liability and Indemnity.

11.1 Limitation on Landlord’s Liability. Landlord shall not be liable to Tenant, nor shall Tenant be entitled to terminate this Lease or to any abatement of rent (except as expressly provided otherwise herein), for any injury to Tenant or Tenant’s Agents, damage to the property of Tenant or Tenant’s Agents, or loss to Tenant’s business resulting from any cause, including, without limitation, any: (a) failure, interruption or installation of any HVAC or other utility system or service; (b) failure to furnish or delay in furnishing any utilities or services when such failure or delay is caused by fire or other peril, the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; (c) limitation, curtailment, rationing or restriction on the use of water or electricity, gas or any other form of energy or any services or utility serving the Project; (d) vandalism or forcible entry by unauthorized persons or the criminal act of any person; or (e) penetration of water into or onto any portion of the Premises or the Building through roof leaks or otherwise; provided that the foregoing release of liability shall not apply to any injury to Tenant or Tenant’s Agents or any personal injury or death to the extent arising from the active negligence or willful misconduct of Landlord or its Agents or from Landlord’s breach of this Lease. Notwithstanding anything to the contrary in the Lease, in no event shall Landlord be liable to Tenant for any lost profit, damage to or loss of business or any form of special, indirect or consequential damages.

11.2 Limitation on Tenant’s Recourse. If Landlord is a corporation, trust, partnership, limited liability company, joint venture, unincorporated association or other form of business entity: (a) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives of such business entity; and (b) Tenant shall not have recourse to the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders, principals or representatives. Notwithstanding anything to the contrary contained in the Lease, the liability of Landlord (and of any successor landlord) shall be limited to the interest of Landlord in the Project or the sale proceeds therefrom. Tenant shall have recourse only to the interest of Landlord in the Project for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

11.3 Indemnification.

A. Tenant shall hold harmless, indemnify, protect and defend Landlord and its Agents, with counsel reasonably satisfactory to Landlord, from all liability, penalties, losses, damages, costs,

expenses, causes of action, claims and judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from or in connection with (a) any cause or causes whatsoever (other than the willful misconduct or negligence of Landlord or Landlord’s Agents) occurring in or about the Premises, (b) the use, occupancy and enjoyment of the Project by Tenant or its Agents, (c) the negligence or willful misconduct of Tenant or its Agents, wherever the same may occur, or (d) an Event of Tenant’s Default. The provisions of this Section 11.3.A shall survive the expiration or sooner termination of this Lease.

B. Landlord shall hold harmless, indemnify, protect and defend Tenant and its Agents, with counsel reasonably satisfactory to Tenant, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from or in connection with the willful misconduct or gross or active negligence of Landlord or its Agents. The provisions of this Section 11.3.B shall survive the expiration or sooner termination of this Lease.

11.4 Limitation on Landlord’s Recourse. If Tenant is a corporation: (a) the obligations of Tenant shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives of such corporation; and (b) Landlord shall not have recourse to the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders, principals or representatives.

12. Damage to the Premises.

12.1 Landlord’s Duty to Restore. If the Premises are damaged by any peril after the Commencement Date, Landlord shall restore the Premises unless this Lease is terminated by Landlord pursuant to Section 12.2 or by Tenant pursuant to Section 12.3. All insurance proceeds available from the fire and property damage insurance carried by Landlord pursuant to Section 10.2 shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Section 12.2 or Section 12.3, then all insurance proceeds available from insurance carried by Tenant which covers loss to property that is Landlord’s property or would become Landlord’s property on termination of this Lease shall be paid to and become the property of Landlord. If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence restoration of the Premises, to the extent then allowed by Law, to substantially the same condition in which the Premises were immediately prior to such damage. Landlord’s obligation to restore shall be limited to the Premises and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant in the Premises. Tenant shall forthwith replace or fully repair all Tenant’s Alterations (including, without limitation, Tenant’s Work) and Trade Fixtures installed by Tenant and existing at the time of such damage or destruction, and all insurance proceeds received by Tenant from the insurance carried by it pursuant to Section 10.1A(2) shall be used for such purpose.

12.2 Landlord’s Right to Terminate. Landlord shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Tenant of a written notice of election to terminate within sixty (60) days after the date of such damage:

A. Either the Project or the Building is damaged by an Insured Peril to such an extent that the estimated cost to restore exceeds thirty-five percent (35%) of the then actual replacement cost thereof;

B. Either the Project or the Building is damaged by an Uninsured Peril to such an extent that the estimated cost to restore exceeds $250,000 or any Lender requires that the insurance proceeds be applied to the payment of the mortgage debt;

C. Either the Project, Building or the Premises are damaged and repairs of such damage cannot, in Landlord’s determination, be made within two hundred seventy (270) days after the occurrence of such damage, without the payment of overtime or other premiums;

D. The Premises are damaged by any peril within twelve (12) months of the last day of the Lease Term (as extended if Tenant previously exercised the Extension Option); or

E. Either the Project or the Building is damaged by any peril and, because of the Laws then in force, (i) cannot be restored at reasonable cost to substantially the same condition in which it was prior to such damage, or (ii) cannot be used for the same use being made thereof before such damage if restored as required by this Article.

F. As used herein, the following terms shall have the following, meanings: (i) the term “Insured Peril” shall mean a peril, other than earthquake or flood, actually insured against for which the insurance proceeds actually received by Landlord are sufficient (except for any “deductible” amount specified by such insurance) to restore the Project under then existing building codes to the condition existing immediately prior to the damage; and (ii) the term “Uninsured Peril” shall mean any earthquake, flood or other peril which is not an Insured Peril.

12.3 Tenant’s Right to Terminate. If the Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to Section 12.2, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be completed. Tenant shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Landlord of a written notice of election to terminate within seven (7) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

A. The Premises are damaged by any peril and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within two hundred seventy (270) days after the date of such damage; provided, however, Tenant shall not have the right to terminate this Lease if such damage was caused by the gross or active negligence or willful misconduct of Tenant or its Agents; or

B. The Premises are damaged by any peril within twelve (12) months of the last day of the Lease Term (as extended if Tenant previously exercised the Extension Option) and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within thirty (30) days after the date of such damage; provided, however, Tenant shall not have the right to terminate this Lease if such damage was caused by the gross or active negligence or willful misconduct of Tenant or its Agents.

12.4 Abatement of Rent. In the event of damage to the Premises which does not result in the termination of this Lease, the Base Monthly Rent and the Additional Rent shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant’s use of the Premises is impaired by such damage. Tenant shall not be entitled to any compensation or damages from Landlord for loss of Tenant’s business or property or for any inconvenience or annoyance caused by such damage or restoration,

Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and the provisions of any similar law hereinafter enacted.

13. Condemnation.

13.1 Landlord’s Termination Right. Landlord shall have the right to terminate this Lease if, as a result of a taking by means of the exercise of the power of eminent domain (including a voluntary sale or transfer by Landlord to a condemnor under threat of condemnation), (a) all or any part of the Premises is so taken, (b) more than ten percent (10%) of the Building Net Rentable Area is so taken where such taking would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building, or (c) more than thirty percent (30%) of the Common Area is so taken where such taking would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. Any such right to terminate by Landlord must be exercised within a reasonable period of time, to be effective as of the date possession is taken by the condemnor.

13.2 Tenant’s Termination Right. Tenant shall have the right to terminate this Lease if, as a result of any taking by means of the exercise of the power of eminent domain (including any voluntary sale or transfer by Landlord to any condemnor under threat of condemnation), any part of the Premises is so taken and that part of the Premises that remains cannot be restored within a reasonable period of time and thereby made reasonably suitable for the continued operation of Tenant’s business. Tenant must exercise such right within thirty (30) days of Tenant’s notice of such taking, to be effective on the date that possession of that portion of the Premises or Common Area that is condemned is taken by the condemnor.

13.3 Restoration and Abatement of Rent. If any part of the Premises or the Common Area is taken by condemnation and this Lease is not terminated, then Landlord shall restore the remaining portion of the Premises and Common Area and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant. Thereafter, as of the date possession is taken, the Base Monthly Rent and Tenant’s Share shall be reduced in the same proportion that the floor area of that part of the Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Premises.

13.4 Temporary Taking. If any portion of the Premises is temporarily taken for one hundred eighty (180) days or less, this Lease shall remain in effect. If any portion of the Premises is temporarily taken by condemnation for a period which exceeds one hundred eighty (180) days or which extends beyond the natural expiration of the Lease Term, and such taking materially and adversely affects Tenant’s ability to use the Premises for the Permitted Use, then Tenant shall have the right to terminate this Lease, effective on the date possession is taken by the condemnor.

13.5 Division of Condemnation Award. Any award made as a result of any condemnation of the Premises, the Common Area or any other portion of the Project shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any condemnation award that is made directly to Tenant for the following so long as the award made to Landlord is not thereby reduced: (a) for the taking of personal property or Trade Fixtures belonging to Tenant; or (b) for Tenant’s moving costs. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of California Code of Civil Procedure Section 1265.130 and the provisions of any similar law hereinafter enacted allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

14. Assignment and Subletting.

14.1 Transfer by Tenant. The following provisions shall apply to any assignment, subletting or other transfer by Tenant or any subtenant or assignee or other successor in interest of the original Tenant (collectively referred to in this Section 14.1 as “Tenant”):

A. Tenant shall not do any of the following (collectively referred to herein as a “Transfer”), whether voluntarily, involuntarily or by operation of law, without the prior written consent of Landlord: (i) sublet all or any part of the Premises or allow it to be sublet, licensed, shared, occupied or used by any person or entity other than Tenant; (ii) assign its interest in this Lease; (iii) mortgage, hypothecate or encumber this Lease (or otherwise use this Lease as a security device) in any manner; or (iv) amend or modify an assignment, sublease or other transfer that has been previously approved by Landlord, including consent to a future Transfer of the Premises by a subtenant, assignee or other transferee. Such consent shall not be unreasonably withheld or delayed. Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (a) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (b) the proposed transferee is a governmental organization; (c) any uncured Event of Tenant’s Default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an Event of Tenant’s Default); (d) any portion of the Building or Project would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (e) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (f) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s standards for Building tenants; (g) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust (or pension fund or other ownership vehicle) qualification tests applicable to Landlord or its affiliates (if applicable); or (h) the proposed transferee is or has been involved in litigation with Landlord or any of its affiliates. Tenant shall reimburse Landlord for all reasonable costs and attorneys’ fees incurred by Landlord in connection with the evaluation, processing, and/or documentation of any requested Transfer, whether or not Landlord’s consent is granted. Landlord’s reasonable costs shall include the cost of any review or investigation performed by Landlord or consultant acting on Landlord’s behalf of (1) Hazardous Materials (as defined in Section 17.3 of this Lease) used, stored, released, or disposed of by the potential subtenant or assignee, and/or (2) violations of Hazardous Materials Law (as defined in Section 17.3 of this Lease) by Tenant or the proposed subtenant or assignee. Any Transfer so approved by Landlord shall not be effective until Tenant has delivered to Landlord an executed counterpart of the document evidencing the Transfer which (x) is in a form reasonably approved by Landlord, (y) contains the same terms and conditions as stated in Tenant’s notice given to Landlord pursuant to Section 14.1B, and (z) in the case of an assignment of this Lease, contains the agreement of the proposed transferee to assume all obligations of Tenant under this Lease arising after the effective date of such Transfer and to remain jointly and severally liable therefor with Tenant. Any attempted Transfer without Landlord’s consent shall constitute an Event of Tenant’s Default and shall be voidable at Landlord’s option. Landlord’s consent to any one Transfer shall not constitute a waiver of the provisions of this Section 14.1 as to any subsequent Transfer or a consent to any subsequent Transfer. No Transfer, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease nor to be a consent to any Transfer. Notwithstanding anything herein to the contrary, Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor laws, now of hereafter in effect, and all other remedies for a default by Landlord under this Article 14, including without limitation any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under applicable law, on behalf of the proposed transferee

B. At least thirty (30) days before a proposed Transfer is to become effective, Tenant shall give Landlord written notice of the proposed terms of such Transfer and request Landlord’s approval, which notice shall include the following: (i) the name and legal composition of the proposed transferee; (ii) a current financial statement of the transferee, financial statements of the transferee covering the preceding three (3) years if the same exist, and (if available) an audited financial statement of the transferee for a period ending not more than one (1) year prior to the proposed effective date of the Transfer, all of which statements shall be prepared in accordance with generally accepted accounting principles; (iii) the nature of the proposed transferee’s business to be carried on in the Premises; (iv) all consideration to be given on account of the Transfer; and (v) a current financial statement of Tenant. Tenant shall provide to Landlord such other information as may be reasonably requested by Landlord within seven (7) days after Landlord’s receipt of such notice from Tenant. Landlord shall respond in writing to Tenant’s request for Landlord’s consent to a Transfer within the later of (a) thirty (30) days of receipt of such request together with the required accompanying documentation, or (b) fifteen (15) days after Landlord’s receipt of all information which Landlord reasonably requests after it receives Tenant’s first notice regarding the Transfer in question. If Landlord fails to respond in writing within such period, Landlord will be deemed to have withheld consent to such Transfer. Tenant shall immediately notify Landlord of any material modification to the proposed terms of such Transfer, which shall also be subject Landlord’s consent in accordance with the same process for obtaining Landlord’s initial consent to such Transfer.

C. In the event that Tenant seeks to make any assignment of the Lease or seeks to sublease, for fifty percent (50%) or more of the remainder of the Term, all or a portion of the Premises, then Landlord shall have the right to terminate this Lease or, in the case of such a sublease of less than all of the Premises, terminate this Lease as to that part of the Premises proposed to be so sublet. In the event that Landlord elects to so terminate this Lease, then this Lease shall so terminate in its entirety (or as to the space to be so sublet as the case may be) thirty (30) days after Landlord has notified Tenant in writing of such election. In the case of a partial termination of this Lease, the Base Monthly Rent and Tenant’s Share shall be reduced to an amount which bears the same relationship to the original amount thereof as the area of that part of the Premises which remains subject to this Lease bears to the original area of the Premises.

D. If Landlord consents to a Transfer proposed by Tenant, Tenant may enter into such Transfer, and if Tenant does so, the following shall apply:

(1) Tenant shall not be released of its liability for the performance of its obligations under this Lease.

(2) If Tenant assigns its interest in this Lease, then Tenant shall pay to Landlord fifty percent (50%) of all Subrent (as defined in Section 14.1D(5)) received by Tenant related to such assignment less all Transfer Costs (hereinafter defined). In the case of an assignment, the amount of Subrent owed to Landlord shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by the assignee. Where the amount of Subrent under this Section 14.1D(2) is paid to Tenant on a periodic basis, for purposes of the calculation under this Section 14.1D(2), Transfer Costs shall be amortized on a straight-line basis over the term of such assignment.

(3) If Tenant sublets any part of the Premises, then with respect to the space to be subleased, Tenant shall pay to Landlord fifty percent (50%) of the positive difference, if any, between (a) all Subrent paid by the subtenant to Tenant (after deducting therefrom Transfer Costs, which Transfer Costs, for purposes of this calculation, shall be amortized on a straight-line basis over the term of such sublease), less (b) the sum of all Base Monthly Rent and Additional Rent allocable to the space sublet. Such amount shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by its subtenant.

(4) Tenant’s obligations under this Section 14.1D shall survive any Transfer, and Tenant’s failure to perform its obligations hereunder shall be an Event of Tenant’s Default. At the time Tenant makes any payment to Landlord required by this Section 14.1D, Tenant shall deliver an itemized statement of the method by which the amount to which Landlord is entitled was calculated, certified by Tenant as true and correct. Landlord shall have the right at reasonable intervals to inspect Tenant’s books and records relating to the payments due hereunder. Upon request therefor, Tenant shall deliver to Landlord copies of all bills, invoices or other documents upon which its calculations are based. Landlord may condition its approval of any Transfer upon obtaining a certification from both Tenant and the proposed transferee of all Subrent and other amounts that are to be paid to Tenant in connection with such Transfer.

(5) As used in this Section 14.1D, the term “Subrent” shall mean any consideration of any kind received, or to be received, by Tenant as a result of the Transfer, if such sums are related to Tenant’s interest in this Lease or in the Premises, including payments from or on behalf of the transferee (in excess of the fair market value thereof) for Tenant’s assets, fixtures, leasehold improvements, inventory, accounts, goodwill, equipment, furniture, and general intangibles. As used in this Section 14.1D, the term “Transfer Costs” shall mean the following costs and expenses incurred by Tenant in connection with a Transfer: (a) any real estate brokerage commissions or fees payable in connection with such Transfer; (b) costs for tenant improvements or other alterations in the Premises in connection with the Transfer; (c) any space planning, architectural or design fees or expenses incurred in connection with such Transfer; and (d) any reasonable attorneys’ fees incurred by Tenant in connection with the Transfer.

(6) In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under the Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant’s assignee, or any receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under the Lease; except that, until the occurrence of an Event of Tenant’s Default, Tenant shall have the right to collect such rent subject to the provisions of Sections 14.1D(2) and (3).

E. Intentionally Deleted.

F. Notwithstanding anything to the contrary contained in this Section 14.1, Tenant may assign its entire interest under this Lease or sublease all or any part of the Premises to (i) its Affiliate (defined below), (ii) a successor to Tenant by merger or (iii) a purchaser of all or substantially all of Tenant’s equity interests or assets (each a “Permitted Transferee”), without the consent of Landlord (a “Permitted Transfer”), provided that all of the following conditions are satisfied in Landlord’s reasonable discretion: (a) Tenant is not in default (beyond any applicable notice and cure periods) hereunder at the time of the proposed Transfer; (b) the proposed transferee will not be inconsistent with the character of the Building and its other tenants; (c) the proposed transferee has a tangible net worth equal to or exceeding the tangible net worth of Tenant immediately prior to such proposed Transfer; and (d) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed Transfer (unless such prior notice would be in violation of applicable law or contract, in which case notice shall be given as promptly as possible following the Transfer), along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this provision have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant.

14.2 Transfer By Landlord. Landlord and its successors in interest shall have the right to transfer their interest in this Lease and the Project at any time and to any person or entity. In the event of any such transfer, whether by sale, lease or sublease, foreclosure, deed in lieu, or otherwise, the named Landlord (or the then grantor) shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and any such transferee that such transferee has assumed and agreed to carry out any and all covenants and obligations of the named Landlord (or the then grantor) and is the Landlord hereunder.

15. Default and Remedies.

15.1 Events of Tenant’s Default. Tenant shall be in default of its obligations under this Lease if any of the following events occurs (an “Event of Tenant’s Default”):

A. Tenant shall have failed to pay Base Monthly Rent or Additional Rent when due where such failure is not cured within five (5) business days after written notice from Landlord of such failure; or

B. Tenant shall have failed to perform any term, covenant, or condition of this Lease except those requiring the payment of Base Monthly Rent or Additional Rent, and Tenant shall have failed to cure such breach within fifteen (15) days after written notice from Landlord specifying the nature of such breach where such breach could reasonably be cured within such fifteen (15) day period, or if such breach could not be reasonably cured within such fifteen (15) day period, Tenant shall have failed to commence such cure within such fifteen (15) day period and thereafter continue with due diligence to prosecute such cure to completion within such time period as is reasonably needed, but not to exceed sixty (60) days from the date of Landlord’s notice; or

C. Tenant shall have sublet the Premises or assigned its interest in this Lease in violation of the provisions contained in Article 14; or

D. Tenant shall have abandoned the Premises; or

E. The occurrence of the following: (i) the making by Tenant of any general arrangements or assignments for the benefit of creditors; (ii) Tenant becomes a “debtor” as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this Section 15.1E is contrary to any applicable Law, such provision shall be of no force or effect;

F. Tenant shall have failed to deliver documents required of it pursuant to Section 18.5 or Section 18.7 within the time periods specified therein; or

G. Any three (3) material failures by Tenant to observe and perform any provision of this Lease during any twelve (12) month period of the Lease Term, as such may be extended, shall constitute, at the option of Landlord, a separate and noncurable default.

15.2 Landlord’s Remedies. If an Event of Tenant’s Default occurs, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

A. Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Tenant or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease. Notwithstanding anything to the contrary contained in this Lease, in the event of a breach of an obligation by Tenant, Landlord shall have the right, but not the obligation, to cure the breach of Tenant and be reimbursed by Tenant for the cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant.

B. Landlord may terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this Section 15.2B shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or rent previously accrued or then accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease: (i) appointment of a receiver or keeper in order to protect Landlord’s interest hereunder; (ii) acts of maintenance or preservation or efforts to relet the Premises; or (iii) any other action by Landlord or Landlord’s Agents intended to mitigate the adverse effects of any breach of this Lease by Tenant.

C. Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due). In the event Tenant breaches this Lease and abandons the Premises, this Lease shall not terminate unless Landlord gives Tenant written notice of its election to so terminate this Lease. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach, including those described by Section 15.2B, shall constitute a termination of Tenant’s right to possession unless Landlord gives Tenant written notice of termination.

D. In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to damages in an amount as set forth in California Civil Code Section 1951.2 as in effect on the Effective Date. Such damages shall include, without limitation:

(1) The worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, computed by allowing interest at the Agreed Interest Rate;

(2) The worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, computed by allowing interest at the Agreed Interest Rate;

(3) The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(4) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom.

E. Nothing in this Section 15.2 shall limit Landlord’s right to indemnification from Tenant as provided in Section 17.1 or Section 11.3. Any notice given by Landlord in order to satisfy the requirements of Section 15.1 above shall also be deemed to satisfy the notice requirements of California Code of Civil Procedure Sections 1161 and 1162 regarding unlawful detainer proceedings.

15.3 Waiver. One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach unless such waiver is in writing and signed by Landlord. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other provisions herein contained.

15.4 Limitation on Exercise of Rights. At any time that an Event of Tenant’s Default has occurred and remains uncured, it shall not be unreasonable for Landlord to deny or withhold any consent or approval requested of it by Tenant which Landlord would otherwise be obligated to give.

15.5 Waiver by Tenant of Certain Remedies. Tenant waives the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease. Tenant hereby waives any right of redemption or relief from forfeiture under the laws of the State of California, or under any other present or future law, including the provisions of Sections 473, 1174 and 1179 of the California Code of Civil Procedure and Section 3275 of the California Civil Code.

15.6 Default by Landlord. Landlord shall not be in default of any obligation unless and until it has failed to perform such obligation within thirty (30) days after written notice from Tenant specifying Landlord’s failure to perform; but if more than thirty (30) days are required for performance, then Landlord shall not be in default if it commences performance within such thirty (30)-day period and thereafter diligently prosecutes same to completion.

16. Landlord’s Reserved Rights.

16.1 Construction of Additional Improvements. Tenant acknowledges that Landlord may from time to time construct additional improvements in the Building and on the Project (including, without limitation, additional buildings). Landlord shall have the right to construct such improvements, and Tenant shall not be entitled to any abatement of rent as a result of such construction, including, without limitation, due to the noise, dust, additional traffic, additional usage of and wear and tear on the Common Area, loss of view or disruption associated therewith so long as Tenant’s parking rights and Tenant’s access to the Premises is not materially diminished (but subject to Section 7.2). Tenant waives any and all claims that it or its employees, invitees, agents or contractors may have as a result thereof. The design, location and configuration of such improvements shall be in Landlord’s sole discretion. As a result of the construction of such improvements, portions of the Common Area, including, without limitation, parking location, configuration and access, may be temporarily or permanently closed or modified. None of the foregoing shall give rise to any rights or claims by Tenant, and Tenant shall not be entitled to any compensation or abatement of any kind with respect thereto. Landlord shall use reasonable efforts to minimize disruption to Tenant’s use of the Premises as a result of such construction (which reasonable efforts shall not require Landlord to perform work outside of normal business hours). Provided Tenant’s parking rights and Tenant’s access to the Premises is not materially diminished, Landlord shall have the right in its sole discretion to sell portions of the Project or to develop portions of the Project as separate projects, in which case such portions of the Project shall thereafter be excluded from the term “Project”.

16.2 Landlord’s Right to Enter. Landlord and its Agents may enter the Premises at any reasonable time after giving at least twenty-four (24) hours’ prior notice to Tenant, which may be given orally (except in the case of emergency in which event entry may be made immediately at any time without requirement of such notice) for the purpose of: (a) inspecting the same; (b) posting notices of non- responsibility; (c) supplying any service to be provided by Landlord to Tenant; (d) showing the Premises to prospective purchasers, mortgagees or, during the last twelve (12) months of the Lease Term, tenants; (e) making alterations, additions or repairs; (f) performing Tenant’s obligations when Tenant has failed to do so after written notice from Landlord; (g) placing upon the Premises ordinary “for lease” signs or “for sale” signs; and (h) responding to an emergency. Landlord shall have the right to use any and all means Landlord may deem necessary and proper to enter the Premises in an emergency. Any entry into the Premises obtained by Landlord in accordance with this Section shall not be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises. Tenant shall at all times provide to Landlord, and Landlord shall at all times have the right to retain, all card keys (and other keys) necessary for Landlord to enter the Premises.

16.3 Control of Common Area. Landlord shall at all times have exclusive control of the Common Area. Landlord shall have the right, without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of rent, to: (a) close any part of the Common Area to whatever extent required in the opinion of Landlord’s counsel to prevent a dedication thereof or the accrual of any prescriptive rights therein; (b) temporarily close the Common Area to perform maintenance or for any other reason deemed sufficient by Landlord; (c) change the shape, size, location and extent of the Common Area; (d) eliminate from or add to the Project and the Common Area any land or improvement; (e) make changes to the Common Area including, without limitation, changes in the location of driveways, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, parking spaces, parking areas, sidewalks or the direction of the flow of traffic; (f) remove unauthorized persons from the Project; and/or (g) change the name or address of the Building or Project. Tenant shall keep the Common Area clear of all obstructions created or permitted by Tenant. If, in the opinion of Landlord, unauthorized persons are using any of the Common Area by reason of the presence of Tenant in the Building, Tenant, upon demand of Landlord, shall restrain such unauthorized use by appropriate proceedings. In exercising any such rights regarding the Common Area, (i) Landlord shall make a reasonable effort to minimize any disruption to Tenant’s business, and (ii) Landlord shall not exercise its rights to control the Common Area in a manner that would materially interfere with Tenant’s use of or access to the Premises without first obtaining Tenant’s consent, which shall not be unreasonably withheld. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project. Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project.

16.4 Change in Area. If from time to time there is a change in the net rentable area in the Building held for lease, whether as a result of addition of area through construction, a diminution of area as a result of a casualty described in Section 12, a taking by eminent domain or condemnation described in Section 13 or a physical change in such area for any other reason that in Landlord’s opinion will continue in excess of six (6) months, then Landlord may notify Tenant that the Building Net Rentable Area set forth in Section E of the Summary shall be changed, until any further notice of change, to mean the number of square feet of net rentable area in the Building held for commercial lease by Landlord as reasonably determined by Landlord on completion of such change. In such event, the Tenant’s Share set forth in Section F of the Summary shall be adjusted accordingly so long as the shares of all other tenants in the Building are similarly adjusted.

17. Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of Hazardous Materials on the Project:

17.1 Tenant shall not use or permit Tenant’s Agents to transport, store, treat, dispose, use or otherwise bring onto the Project any Hazardous Materials. Without limiting the generality of the foregoing, any handling, transportation, storage, treatment, disposal or use of Hazardous Materials by Tenant and Tenant’s Agents in or about the Project shall strictly comply with all applicable Hazardous Materials Laws. Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, protect and hold harmless Landlord from and against any liabilities, losses, claims, damages, lost profits, consequential damages, interest, penalties, fines, monetary sanctions, attorneys’ fees, experts’ fees, court costs, remediation costs, investigation costs, and other expenses to the extent resulting from or arising in any manner whatsoever out of the use, storage, treatment, transportation, release, or disposal of Hazardous Materials on or about the Project by Tenant or Tenant’s Agents.

17.2 As used herein, the term “Hazardous Material,” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material,” includes, without limitation, petroleum products, asbestos, PCB’s, and any material or substance which is (i) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). As used herein, the term “Hazardous Materials Law” shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including, without limitation, the U.S. Environmental Protection Agency, the California Regional Water Quality Control Board, and the California Department of Health Services) which regulates the use, storage, release or disposal of any Hazardous Material. The obligations of Landlord and Tenant under this Section 17 shall survive the expiration or earlier termination of the Lease Term.

18. General Provisions.

18.1 Signs.

A. Except as otherwise specifically set forth in this Section 18.1, Tenant shall not place on any portion of the Premises any sign, placard, lettering in or on windows, banner, displays or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord, which approval Landlord may withhold in its sole discretion.

B. Tenant shall be entitled to Building standard suite identification signage consisting of Tenant’s name in a location on or near the main entry door to the Premises. Landlord shall install the same at Landlord’s cost. Any future changes thereto requested by Tenant and approved by Landlord shall be at Tenant’s cost.

C. Tenant shall have the right to have its company name listed on the building directory located in the main lobby of the Building (the “Directory Signage”), along with other tenants, with the size, color, and other aesthetics of both the Directory Signage and Tenant’s designation thereon to be determined by Landlord in its sole and absolute discretion. Landlord shall install, at Landlord’s cost, such Directory Signage. Any future changes thereto requested by Tenant and approved by Landlord shall be at Tenant’s cost.

D. So long as (i) there exists no uncured Event of Tenant’s Default under the terms of the Lease; (ii) Tenant is in occupancy of at least 18,541 rentable square feet in the Building; and (iii) Tenant has not assigned the Lease or sublet any part of the Premises (except for a sublease to an Affiliate), Tenant shall have the right to install eyebrow signage on the Building (the “Eyebrow Signs”) in the two locations shown on Exhibit E attached to this Lease (to the extent permitted by Law). Tenant shall be solely responsible for the costs in connection with the design, fabrication and installation of Tenant’s name on the Eyebrow Signs. Tenant must obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to the Eyebrow Signs prior to fabrication and installation. When requesting Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering and the colors, finishes and types of materials used. If during the Lease Term (and any extensions thereof) (a) Tenant is in default under the terms of the Lease after the expiration of applicable cure periods, or (b) Tenant fails to continuously occupy the Premises or (c) Tenant assigns the Lease or subleases any part of the Premises, then Tenant’s rights granted herein will terminate, and Tenant shall remove such Eyebrow Signs at Tenant’s sole cost and expense and repair any damage cause by such removal.

E. All of Tenant’s signs shall strictly conform to all Laws and Private Restrictions. Tenant shall maintain such signs in good condition and repair and shall remove, at Tenant’s sole cost, such signs on or before the expiration or earlier termination of this Lease (and repair any damage to the Building resulting therefrom). Landlord reserves the right to withhold consent to any sign that, in the sole judgment of Landlord, is not harmonious with the design standards of the Building.

18.2 Parking. Subject to this Section 18.2, Tenant shall have the nonexclusive right to park in fifty-five (55) unreserved parking spaces in the parking areas for the Project as designated by Landlord from time to time. If Landlord grants to any tenant or third party the exclusive right to use any particular parking space(s), Tenant shall not use such spaces. In the event Landlord is required by any Law to limit or control parking in the Project, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord. Landlord shall have no obligation to monitor or enforce any rules regarding the use of parking in the Project. Tenant’s right to park hereunder shall be at no charge to Tenant except to the extent required by a governmental agency or municipality or otherwise required by Law.

18.3 Surrender of the Premises. Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender the Premises to Landlord in good condition and repair, except for (a) reasonable wear and tear and (b) damage caused by casualty or condemnation. In this regard, normal wear and tear shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of reasonable industry standards for maintenance, repair and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the expiration or sooner termination of this Lease: (i) all interior walls shall be cleaned; (ii) all tiled floors shall be cleaned; and (iii) all carpets shall be cleaned. If Landlord so requests (subject to Section 8.2.C and, with respect to Tenant’s Work, subject to Section 7 of the Work Letter attached to the Lease as Exhibit C), Tenant shall, prior to the expiration or sooner termination of this Lease, remove any Tenant’s Alterations which Tenant is required to remove pursuant to Section 8.2 and repair all damage caused by such removal. If the Premises are not so surrendered at the termination of this Lease, Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises to the required condition, plus interest on all costs incurred at the Agreed Interest Rate. Tenant shall indemnify, defend, protect and hold harmless Landlord against loss, costs, claims, damage or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims resulting from such delay made by any succeeding tenant or, if such holdover extends beyond forty-five (45) days after the expiration or sooner termination of this Lease, losses to Landlord due to lost opportunities to lease to succeeding tenants resulting from such delay (subject to Landlord’s obligation, if any, to mitigate damages under Law).

18.4 Holding Over. This Lease shall terminate without further notice at the expiration of the Lease Term. Any holding over by Tenant after expiration of the Lease Term shall not constitute a renewal or extension of this Lease or give Tenant any rights in or to the Premises except as expressly provided in this Lease. Any holding over after such expiration shall be construed to be a tenancy at sufferance only on the same terms and conditions herein specified insofar as applicable except that Base Monthly Rent shall be increased to an amount equal to one hundred fifty percent (150%) of the rent payable during the last full calendar month of the Lease Term. Tenant shall indemnify, defend, protect and hold harmless Landlord from any loss, cost, claim, liability or damage (including any claims made by prospective tenants) due to such holding over (subject to Landlord’s obligation, if any, to mitigate damages under Law).

18.5 Subordination. The following provisions shall govern the relationship of this Lease to any Security Instrument:

A. This Lease is subject and subordinate to all Security Instruments existing as of the Effective Date. However, if any Lender so requires, this Lease shall become prior and superior to any such Lender’s Security Instrument. Landlord represents and warrants that as of the Effective Date, there are no Security Instruments encumbering the Project.

B. This Lease shall become subject and subordinate to any Security Instrument created after the Effective Date; provided, however, with respect to any such future Security Instrument, Tenant shall only be obligated to subordinate its leasehold interest to such future Lender and its Security Instrument if the Lender grants to Tenant a non-disturbance agreement, using the commercially reasonable form of document then being employed by such Lender, which will provide that Tenant, notwithstanding any default of Landlord under such Security Instrument, shall have the right to remain in possession of the Premises described herein in accordance with the terms and provisions of this Lease for so long as Tenant shall not be in default under this Lease. However, if any Lender so requires, this Lease shall become prior and superior to any such Lender’s Security Instrument.

C. The foregoing agreements shall be effective without the execution of additional documents; provided, however, Tenant shall upon request execute any document or instrument required by any Lender to make this Lease either prior or subordinate to a Security Instrument (but subject to Section 18.5.B above with respect to future Security Instruments), which may include such other matters as the Lender customarily and reasonably requires in connection with such agreements, including provisions that the Lender not be liable for (i) the return of any security deposit unless the Lender receives it from Landlord, and (ii) any defaults on the part of Landlord occurring prior to the time the Lender takes possession of the Project in connection with the enforcement of its Security Instrument. Tenant’s failure to execute any such document or instrument within ten (10) business days after written request therefor shall constitute an Event of Tenant’s Default.

18.6 Mortgagee Protection and Attornment. In the event of any default on the part of the Landlord, Tenant will give notice by certified mail to any Lender whose name has been provided to Tenant and, if such default would give Tenant the right to terminate the Lease, Tenant shall not exercise such right to terminate until Tenant shall have provided such notice to such Lender and offered such Lender a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure or other appropriate legal proceedings, if such should prove necessary to effect a cure.

The preceding sentence shall not affect Tenant’s rights to terminate the Lease pursuant to Sections 12, 13 and 21 of the Lease. Tenant shall attorn to any purchaser of the Premises at any foreclosure sale or private sale conducted pursuant to any Security Instrument encumbering the Premises, or to any grantee or transferee designated in any deed given in lieu of foreclosure. If in connection with obtaining financing for the Project or any portion thereof, any Lender shall request reasonable modifications to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent thereto, provided such modifications do not materially adversely affect Tenant’s rights or obligations hereunder.

18.7 Estoppel Certificates and Financial Statements. Tenant shall, from time to time, within ten (10) business days after Landlord’s request therefor, deliver to Landlord a statement certifying that this Lease is in full force and effect, that this Lease is unmodified, or if modified, stating any such modifications, that there are no defenses or offsets to the Lease by Tenant, or stating such defenses or offsets as are claimed by Tenant, that Landlord is not in default hereunder or specifying any defaults by Landlord that Tenant alleges, and specifying the date to which rent has been paid, and specifying any further information about this Lease or the Premises that Landlord may reasonably request. Tenant’s failure to deliver such certificate within such time shall be an Event of Tenant’s Default. Tenant agrees that such certificates may be relied upon by prospective purchasers or Lenders of the Building or the Project. Tenant represents and warrants that all financial statements and information provided to Landlord prior to execution of this Lease or in connection with obtaining any consent are true and correct and accurately reflect the financial condition of the person covered by such statements as of the date of such statements and that no material adverse change has occurred since such date. Within ten (10) days after written request therefor, Tenant shall deliver to Landlord a copy of the financial statements of Tenant for each of the three most recently completed years, prepared in accordance with generally accepted accounting principles (and, if such is Tenant’s normal practice, audited by an independent certified public accountant), all then available subsequent interim statements, and such other financial information as may reasonably be requested by Landlord or required by any Lender. Landlord shall, from time to time, within ten (10) days after Tenant’s request therefor, deliver to Tenant a statement certifying that this Lease is in full force and effect, that this Lease is unmodified, or if modified, stating any such modifications, that there are no defenses or offsets to the Lease by Landlord, or stating such defenses or offsets as are claimed by Landlord, that Tenant is not in default hereunder or specifying any defaults by Tenant that Landlord alleges, and specifying the date to which rent has been paid, and specifying any further information about this Lease or the Premises that Tenant may reasonably request.

18.8 Notices. Any notice required or desired to be given regarding this Lease shall be in writing and may be given by personal delivery, by courier or overnight delivery service, or by mail. A notice shall be deemed to have been given (a) on the third (3rd) business day after mailing if such notice was deposited in the United States mail, certified, postage prepaid, addressed to the party to be served at its Address for Notices specified in Section N or Section O of the Summary (as applicable), (b) when delivered if given by personal delivery, and (c) in all other cases when actually received at the party’s Address for Notices. Either party may change its address by giving notice of the same in accordance with this Section 18.8.

18.9 Attorneys’ Fees. In the event either Landlord or Tenant shall bring any action or legal proceeding for an alleged breach of any provision of this Lease, to recover rent, to terminate this Lease or otherwise to enforce, protect or establish any term or covenant of this Lease, the prevailing party shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees, court costs, and experts’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term “prevailing party” shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred.

18.10 Waiver of Jury Trial. The parties hereto agree that any and all disputes or controversies of any nature between them arising at any time that are before any state court located within the county where the Project is located shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the presiding judge of the Santa Clara County Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Mateo County Superior Court for such relief. THE PARTIES ACKNOWLEDGE THAT JUDICIAL REFERENCE PROCEEDINGS CONDUCTED IN ACCORDANCE WITH THIS PARAGRAPH WOULD BE CONDUCTED BY A PRIVATE JUDGE ONLY, SITTING WITHOUT A JURY.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO RESOLVE ANY DISPUTE PURSUANT TO JUDICIAL REFERENCE AS SET FORTH IMMEDIATELY ABOVE, TO THE EXTENT ANY DISPUTE IS NOT SUBMITTED TO A REFEREE, THEN TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, each party hereto, knowingly and voluntarily, and for their mutual benefit, waives any right to trial by jury in the event of litigation regarding the performance or enforcement of, or in any way related to, this Lease.

18.11 Authority. If Tenant is a corporation (or partnership), Tenant represents and warrants that each individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of such corporation in accordance with a valid board resolution and the articles and the by-laws of such corporation (or partnership in accordance with the partnership agreement of such partnership) and that this Lease is binding, upon such corporation (or partnership) in accordance with its terms. Tenant further represents and warrants that it is a duly authorized and existing corporation, that it is qualified to do business in California, and that the corporation has full right and authority to enter into this Lease. If Landlord is a limited liability company, Landlord represents and warrants that each individual executing this Lease on behalf of Landlord is duly authorized to execute and deliver this Lease on behalf of such limited liability company in accordance with the operating agreement of such limited liability company) and that this Lease is binding, upon such limited liability company in accordance with its terms. Landlord further represents and warrants that it is a duly authorized and existing limited liability company, that it is qualified to do business in California, and that the limited liability company has full right and authority to enter into this Lease.

18.12 Miscellaneous. Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. “Party” shall mean Landlord or Tenant, as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms “shall”, “will” and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless a provision of this Lease expressly requires reimbursement. Landlord and Tenant agree that subject to Section 16.4, (a) each has had an opportunity to determine to its satisfaction the actual area of the Premises and the Building, (b) all measurements of area contained in this Lease are conclusively agreed to be correct and binding upon the parties, even if a subsequent measurement of any one of these areas determines that it is more or less than the amount of area reflected in this Lease, and (c) any such subsequent determination that the area is more or less than shown in this Lease shall not result in a change in any of the computations of rent or other matters described in this Lease where area is a factor. Where a party hereto is obligated not to perform any act, such party is also obligated to restrain any others within its control from performing said act, including the Agents of such party. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of the provisions of this Lease. Preparation and submission of this Lease by Landlord shall not be deemed an offer to lease the Premises. Tenant shall not record this Lease or a memorandum thereof. Tenant shall execute any Private Restrictions reasonable requested by Landlord to effectuate any easement rights, dedication, map or restrictions provided the foregoing does not unreasonably interfere with Tenant’s use of the Premises. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord due to Tenant’s default, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Landlord may elect to continue any one or all of the existing subtenancies. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent.

18.13 Brokerage Commissions. Each party hereto (a) represents and warrants to the other that it has not had any dealings with any real estate brokers, leasing agents or salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Lease, other than to the Real Estate Brokers described in Section P of the Summary, and (b) agrees to indemnify, defend, and hold harmless the other party from any claim for any such commission or fees which result from the actions of the indemnifying party. Landlord shall be responsible for the payment of the commissions payable to the Real Estate Brokers in connection with this Lease pursuant to a separate agreement.

18.14 Force Majeure. Any prevention, delay or stoppage due to strikes, lock-outs, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of the party obligated to perform (except financial inability) shall excuse the performance, for a period equal to the period of any such prevention, delay or stoppage, of any obligation hereunder except the obligation of Tenant to pay rent or any other sums due hereunder.

18.15 Entire Agreement. This Lease constitutes the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. Tenant acknowledges that neither Landlord nor Landlord’s Agents has made any legally binding representation or warranty as to any matter except those expressly set forth herein, including any warranty as to (a) whether the Premises may be used for Tenant’s intended use under existing Law, (b) the suitability of the Premises or the Project for the conduct of Tenant’s business, or (c) the condition of any improvements. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease. This instrument shall not be legally binding until it is executed by both Landlord and Tenant. No subsequent change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant.

18.16 Bankruptcy. If a petition is filed by or against Tenant for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Tenant (including for purposes of this Section Tenant’s successor in bankruptcy) assumes and proposes to assign, or proposes to assume and assign, this Lease pursuant to the provisions of the Bankruptcy Code to any person or entity who has made or accepted a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the date on which the court order authorizing such assignment becomes final and non-appealable, to receive an assignment of this Lease upon the same terms and conditions, and for the same consideration, if any, as the proposed assignee, less any brokerage commissions which may otherwise be payable out of the consideration to be paid by the proposed assignee for the assignment of this Lease. Tenant’s rejection of this Lease under the Bankruptcy Code shall constitute an Event of Tenant’s Default and entitle Landlord to terminate this Lease and exercise all of its rights and remedies under Section 15.2 and, at Landlord’s election, operate to terminate all subleases, leasehold mortgages and other Transfers affecting the Premises.

18.17 Anti-Terrorism Laws. Tenant represents and warrants to Landlord that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (a) in violation of any laws relating to terrorism or money laundering, or (b) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list. Landlord represents and warrants to Tenant that Landlord is not, and the entities or individuals constituting Landlord or which may own or control Landlord or which may be owned or controlled by Landlord are not, (a) in violation of any laws relating to terrorism or money laundering, or (b) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list.

19. Tenant’s Security System. Subject to the terms and conditions of Article 8 of this Lease, Tenant shall have the right to install its own security system within the Premises (the “Premises Security System”), at no cost to Landlord, to control access to the Premises, and in such regard, Tenant may install card readers as mutually agreed by Landlord and Tenant; provided, however, that the Premises Security System, although to be installed as an independent system, shall interface and be compatible with all aspects of Landlord’s life safety systems (e.g., if, in order to comply with Laws or otherwise, Landlord’s life safety system requires that all doors unlock in the case of an emergency, the Premises Security System must be compatible with such requirement). Any such Premises Security System shall operate at Tenant’s sole and absolute risk, and Tenant shall indemnify, defend and hold Landlord harmless from any claims or damages incurred by or asserted against Landlord as a result of Tenant’s Premises Security System.

20. Roof Space for Satellite Dish.

20.1 Roof Space. Tenant shall have the right, at no additional rent to Tenant, to lease space on the roof of the Building for the purpose of installing (in accordance with Section 8 of the Lease), operating and maintaining a satellite dish with a diameter of twenty-four inches (24”) or less (the “Dish”). The exact location of the space on the roof to be leased by Tenant shall be designated by Landlord and shall not exceed four (4) square feet (the “Roof Space”). Landlord reserves the right to relocate the Roof Space as reasonably necessary during the Lease Term. Notwithstanding the foregoing, Tenant’s right to install the Dish shall be subject to the approval rights of Landlord and Landlord’s architect and/or engineer with respect to the plans and specifications of the Dish, the manner in which the Dish is attached to the roof of the Building and the manner in which any cables are run to and from the Dish. The Dish must be tagged with weatherproof labels showing manufacturer, model, frequency range, and name of Tenant. In addition, the cable between the Dish and the Premises must be tagged in the telecom closet on each floor with a label showing Tenant’s name, phone number and suite number. The precise specifications and a general description of the Dish along with all documents Landlord reasonably requires to review the installation of the Dish (the “Dish Plans and Specifications”) shall be submitted to Landlord for Landlord’s written approval no later than 20 days before Tenant commences to install the Dish. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Dish. Tenant shall notify Landlord upon completion of the installation of the Dish. If Landlord determines that the Dish equipment does not comply with the approved Dish Plans and Specifications, that the Building has been damaged during installation of the Dish or that the installation was defective, Landlord shall notify Tenant of any noncompliance or detected problems and Tenant immediately shall cure the defects. If the Tenant fails to immediately cure the defects, Tenant shall pay to Landlord upon demand the cost, as reasonably determined by Landlord, of correcting any defects and repairing any damage to the Building caused by such installation. If at any time Landlord, in its sole discretion, deems it necessary, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Dish (the “Screening”). If, in the twelve (12) month period following the Effective Date, Tenant does not install the Dish in accordance with this Section 20, then Tenant’s rights under this Section 20 shall become null and void.

20.2 Access. Landlord agrees that Tenant, upon reasonable prior written notice to Landlord, shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Dish, the appurtenances and the Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors, which shall be approved by Landlord, at Tenant’s sole cost and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the roof of the Building and the Roof Space. Tenant further agrees to exercise firm control over the people requiring access to the roof of the Building and the Roof Space in order to keep to a minimum the number of people having access to the roof of the Building and the Roof Space and the frequency of their visits.

20.3 Damage. It is further understood and agreed that the installation, maintenance, operation and removal of the Dish, the appurtenances and the Screening, if any, is not permitted to damage the Building or the roof thereof, or interfere with the use of the Building and roof by Landlord. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or Tenant’s Agents.

20.4 Interference. Tenant agrees to install only equipment of types and frequencies which will not cause interference to Landlord or existing tenants of the Building. In the event Tenant’s equipment causes such interference, Tenant will change the frequency on which it transmits and/or receives and take any other steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, in the judgment of Landlord, then Tenant agrees to remove the Dish from the Roof Space.

20.5 Compliance. Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Dish in a good and workmanlike manner, and in compliance with all Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, the Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Dish shall be connected to Landlord’s power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Dish or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, invitee or licensee or their respective agents, employees or contractors, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

20.6 Removal. The Dish, the appurtenances and the Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain all of the Tenant’s equipment placed on or about the roof or in any other part of the Building in proper operating condition and maintain same in satisfactory condition as to appearance and safety in Landlord’s sole discretion. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants or Landlord. Tenant agrees that at all times during the Term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant’s Agents.

20.7 Contractors. In light of the specialized nature of the Dish, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Dish, the appurtenances and the Screening, if any, subject to the reasonable approval of Landlord. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor, In the event the Landlord contemplates roof repairs that could affect Tenant’s Dish, or which may result in an interruption of the Tenant’s telecommunication service, Landlord shall formally notify Tenant at least 30 days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

20.8 Communication Service Providers Prohibited. Tenant shall not allow any provider of telecommunication, video, data or related services (“Communication Services”) to locate any equipment on the roof of the Building or in the Roof Space for any purpose whatsoever, nor may Tenant use the Roof Space and/or Dish to provide Communication Services to an unaffiliated tenant, occupant or licensee of another building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of the Building or any other building.

20.9 License. Tenant acknowledges that Landlord may at some time establish a standard license agreement (the “License Agreement”) with respect to the use of roof space by tenants of the Building. Tenant, upon request of Landlord, shall enter into such License Agreement with Landlord provided that such agreement does not materially alter the rights or obligations of Tenant hereunder with respect to the Roof Space.

20.10 Indemnity. Tenant specifically acknowledges and agrees that the terms and conditions of Sections 11.1 and 11.3 of the Lease (Limitation on Landlord’s Liability and Indemnity) shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant or Tenant’s Agents.

20.11 Default. If Tenant defaults under any of the terms and conditions of this Section or the Lease, and Tenant fails to cure said default within the time allowed by Section 15 of the Lease, Landlord shall be permitted to exercise all remedies provided under the terms of the Lease, including removing the Dish, the appurtenances and the Screening, if any, and restoring the Building and the Roof Space to the condition that existed prior to the installation of the Dish, the appurtenances and the Screening, if any. If Landlord removes the Dish, the appurtenances and the Screening, if any, as a result of an uncured default, Tenant shall be liable for all costs and expenses Landlord incurs in removing the Dish, the appurtenances and the Screening, if any, and repairing any damage to the Building, the roof of the Building and the Roof Space caused by the installation, operation or maintenance of the Dish, the appurtenances, and the Screening, if any.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the Effective Date.

LANDLORD:
TTC PARTNERS III, LLC, a California limited liability company
By:
Name:
Title:
Date:
TENANT :
JIVE SOFTWARE, INC., a Delaware corporation
By:
Name:
Title:
Date:

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the Effective Date.

LANDLORD:
TTC PARTNERS III, LLC, a California limited liability company
By:
Name:
Title:
Date:
TENANT:
JIVE SOFTWARE, INC., a Delaware corporation
By:	/s/ Bryan LeBlanc
Name:	Bryan LeBlanc
Title:	CFO
Date:	5-14-10

EXHIBIT A

Depiction of Premises

[attached]

Exhibit “A”

EXHIBIT B

Rules and Regulations

The rules and regulations set forth in this Exhibit shall be and hereby are made a part of the Lease to which they are attached. Whenever the term “Tenant” is used in these rules and regulations, it shall be deemed to include Tenant, its employees or agents and any other persons permitted by Tenant to occupy or enter the Premises. The following rules and regulations may from time to time be modified by Landlord in the manner set forth in Section 5.4 of the lease.

(a) Tenant will refer to Landlord, for Landlord’s supervision, approval and control, all contractors, contractors’ representatives and installation technicians rendering any service to Tenant before performance of any contractual service. This provision shall apply to all work performed in the Building including installations of telephones, telegraph equipment, electrical devices and attachments, and installations of any nature affecting doors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

(b) No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any Tenant nor shall any changes be made in existing locks or the mechanism thereof without consulting Landlord. A reasonable number of keys or access cards to the Building will be furnished by Landlord, and Tenant shall not have any duplicate key or card made. At the termination of this tenancy Tenant shall promptly return to Landlord all keys and access cards to the Building. If required by Landlord, Tenant shall deposit with Landlord a reasonable sum determined by Landlord to insure return of such keys and cards. Any such deposit will be refunded when the keys and cards are returned.

(c) Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require use of stairways, elevators or movement through the Building entrance or lobby shall be subject to Landlord reasonable security and safety measures. All such movement shall be under supervision of Landlord and in the manner agreed between Tenant and Landlord by pre-arrangement before performance. Tenant is to assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property, and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant from time of entering property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from, any act in connection with such service performed for Tenant. Any hand trucks, carryalls or similar appliances used for the delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as the Building shall reasonably require.

(d) No signs, advertisements or notices shall be painted or affixed on or to any windows or doors, or other parts of the Building, except of such color, size and style and in such places, as shall be first approved in writing by Landlord.

(e) Tenant shall not place, install or operate on the Premises or in part of the Building, any engine, refrigerating (other than a home-type kitchen refrigerator), heating or air conditioning apparatus, stove or machinery, or conduct mechanical operations or cook thereon or therein, or place in or about the Premises any explosives, gasoline, kerosene, oil, acids, caustics or any other inflammable, explosives, hazardous or odorous material without the prior written consent of Landlord. No portion of the Premises shall at any time be used for cooking (other than non-commercial microwave ovens or toasters for use by Tenant’s employees), sleeping or lodging quarters. In the event Tenant requires the disposal of foodstuffs, edible matter, or any materials attractive to rats or other vermin, Tenant shall provide at its sole cost and expense a vermin-proof receptacle for the disposal of such materials, and take active measure to control vermin. No Tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the leased Premises.

(f) Landlord will not be responsible for lost or stolen property, equipment, money or jewelry from Tenant’s area or public rooms regardless of whether such loss occurs when the area is locked against entry or not.

(g) No birds or animals, other than seeing-eye dogs, shall be brought into or kept in or about the Building.

(h) Bicycles, roller blades and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

(i) Employees of Landlord shall not receive or carry messages or deliveries for or to Tenant or other person, nor contract with or render free or paid services to Tenant or Tenant’s agents, employees, or invitees.

(j) The entries, passages, doors, elevators and elevator doors (if provided), hallways or stairways shall not be blocked or obstructed by Tenant; no rubbish, litter, trash, or material of any nature shall be placed, emptied or thrown by Tenant into these areas, and such areas shall not be used at any time except for ingress or egress by Tenant, Tenant’s agents, employees or invitees to or from the Premises. All trash shall be placed in receptacles provided by Tenant on the Premises or in any receptacles provided by Landlord for the Building.

(k) Plumbing fixtures and appliances shall be used only for purposes for which constructed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant, its employees, agents, visitors or licensees shall be paid by Tenant, and Landlord shall not in any case be responsible therefor.

(l) Tenant shall give immediate notice to the Building manager in case of water leaks or water damage in the Premises or in the common areas, accidents in the Premises or in the common areas or of defects therein or in any fixtures or equipment, or of any known emergency in the Building.

(m) Tenant shall not make, or permit to be made, any unseemly or disturbing noises, interfere with occupants of this or neighboring buildings or premises, or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way.

(n) No safes or other objects, larger or heavier than the Building is limited to carry, shall be brought into or installed on the Premises. The Landlord shall have the power to prescribe the weight and position of such safes or other objects which shall, if considered necessary by the Landlord, be required to be supported by such additional materials placed on the floor as the Landlord may direct, and at the expense of the Tenant. Tenant shall pay the fees of the structural engineer of the Building if structural engineering advice is necessary in planning the positioning of heavy loads. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance.

(o) Landlord shall have no obligation to repair, restretch, or replace carpeting, but will spot-clean and sweep carpeting as part of any janitorial services required to be furnished by Landlord under the Lease.

(p) Names to be placed on or removed from directories should be furnished to the manager in writing on Tenant’s letterhead. All directory strips will be at the expense of the Landlord. Landlord will determine size and uniformity of strips.

(q) Tenant shall see that doors of the Premises are closed and securely locked before leaving the Building and must observe strict care not to leave such doors open. Tenant shall exercise extraordinary care and caution that all water faucets or water apparatus are entirely shut off before the Tenant or the Tenant’s employees leave the Building, and that all electricity, gas and air conditioning shall likewise be carefully shut off, so as to prevent waste or damage, where controlled by Tenant.

(r) Janitorial services shall be provided five (5) days per week in and about the Premises, and in no case shall such services be provided on Saturdays, Sundays and holidays (legal). Tenants shall not cause unnecessary labor by reason of carelessness or indifference in the preservation of good order and cleanliness. The work of the janitor or cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and any such work may be done at any time when the offices are vacant. The windows, doors and fixtures may be cleaned at any time without interruption of purpose for which the Premises are let. Tenant shall provide adequate waste and rubbish receptacles, cabinets, bookcases, map cases, etc. necessary to prevent unreasonable hardship to Landlord in discharging its obligation regarding cleaning service. Boxes should be broken down to fit into containers.

(s) Canvassing, soliciting and peddling in the Building are prohibited. Tenant shall cooperate to prevent the same.

(t) Except as permitted by Landlord or otherwise set forth to the contrary in the Lease, Tenant shall not mark upon, paint signs upon, cut, drill into, drive nails or screws into, or in any way deface the walls, ceilings, partitions or floors of the Premises or of the Building, and any defacement, damage or injury caused by Tenant shall be paid for by Tenant. All nail holes are to be patched and repaired in Tenant’s suite by Tenant upon vacating Premises.

(u) All holiday decorations and other temporary or special decorations must be flame-retardant. No candles are to be used throughout the Building. No decorations should be hung on the exterior windows or on exterior suite doors.

(v) No person shall smoke any tobacco or other smoking product within the Building. Tenant shall not permit any customer, patron, invitee, employee, officer, director or partner of Tenant to smoke within the Premises or the Building.

(w) No window shades, blinds, screens or draperies shall be attached or detached by Tenant and no awnings shall be placed over the windows without Landlord’s prior written consent. Tenant agrees to abide by Landlord’s rules with respect to maintaining uniform blinds at all windows and hallways so that the Building will present a uniform exterior appearance. Tenant will use its best efforts to have all blinds closed at the end of each day in order to help conserve energy.

(x) If any portion of the Premises is used for storage and such area is visible from outside of the Premises, Tenant shall screen such area from public view by use of appropriate window coverings satisfactory to Landlord.

(y) Tenant shall participate in all fire and other life safety evacuation drills, training exercises and similar activities for the Building. Tenant shall post in the Premises all signs and notices, if any, furnished by Landlord with respect to evacuation and similar procedures. Tenant shall keep Landlord advised of the current telephone numbers of Tenant’s employees who may be contacted in an emergency; i.e., fire, break in, vandalism, etc,

(z) No aerial shall be erected on the roof or exterior walls of the Premises or on the grounds, without in each instance, the written consent of Landlord. Any aerial so installed without such consent shall be subject to removal without notice.

(aa) The normal business hours of the Building shall be from 8:00 A.M. to 6:00 P.M. Monday through Friday of each week, excluding holidays observed by the Building. Landlord shall have the right, but not the obligation, to change the normal business hours of the Building from time to time to conform to any different hours determined by Landlord to be typically observed by first class office buildings in Palo Alto, California.

EXHIBIT C

WORK LETTER

This Work Letter (the “Work Letter”) constitutes part of the Lease dated as of May     , 2010 between TTC PARTNERS III, LLC, a California limited liability company (“Landlord”), and JIVE SOFTWARE, INC., a Delaware corporation (“Tenant”).

SECTION 1

LANDLORD’S DELIVERY OF THE PREMISES

Landlord shall deliver the Premises to Tenant with the Building shell and core (including the portion thereof within the Premises) in compliance with applicable Laws as of the date of the Lease and the Building operating systems, including, without limitation, the HVAC, plumbing and roof, in good working order and repair as of the date of the Lease.

SECTION 2

TENANT IMPROVEMENTS – GENERAL

A. All improvements to be installed in the Premises shall be designed and constructed by Tenant pursuant to this Work Letter. Tenant shall prepare Premises Plans and Specifications and submit them to Landlord for approval, all in accordance with Section 5 hereof.

B. In this Exhibit C:

(i) “Completion of the Premises” means the supplying, installation and finishing of partitions, doors and hardware, ceilings, lights and switches, electrical outlets, telephone outlets, carpets, all finishes, counters, shelves or other built-ins, plumbing and fixtures and any other furniture, fixtures or facilities attached to and forming part of the Building and the furnishing of the Premises for conduct of Tenant’s business.

(ii) “Premises Plans and Specifications” means the plans and specifications for Completion of the Premises, including architectural, mechanical and electrical working drawings and layout plans, including location of lights, telephone and electrical outlets and switches and location, type, color and other specifications of furniture and furnishings.

SECTION 3

TENANT’S CONTRACTORS, ARCHITECT AND ENGINEERS

A. Tenant shall appoint and employ, solely at Tenant’s expense such contractor that is acceptable to and approved by Landlord (such approval not to be unreasonably withheld or delayed), as general contractor (“Tenant’s Contractor”) to carry out the work to be performed by Tenant hereunder. Tenant shall also obtain Landlord’s prior approval of all subcontractors used in connection with the Tenant’s Work (such approval not to be unreasonably withheld or delayed). Tenant’s contractors and/or subcontractors shall furnish Landlord with a commercially reasonable payment and performance bond satisfactory to Landlord in its reasonable discretion. Tenant and Tenant’s contractors and subcontractors shall obtain and keep in force such insurance as Landlord shall reasonably require, in such amounts, on such forms and with such insurance companies as

Landlord shall reasonably require or approve. In all events such insurance shall include Builder’s Risk Insurance (for the replacement cost of the Tenant’s Work), Worker’s Compensation Insurance (with minimum limits as required by Law), Employer’s Liability Insurance ($1,000,000 per occurrence) and Commercial General Public Liability Insurance (including automobile liability insurance) ($3,000,000 per occurrence). Tenant shall deliver to Landlord certificates evidencing all such insurance prior to access to the Premises or commencement of any Tenant’s Work.

B. Tenant shall appoint and employ, solely at Tenant’s expense, an architect that is acceptable to and approved by Landlord (such approval not to be unreasonably withheld or delayed), as architect (“Tenant’s Architect”) for the design, supervision and execution of the work to be performed by Tenant hereunder.

C. Tenant shall appoint and employ, solely at Tenant’s expense, such mechanical, electrical and plumbing engineers that are designated by Landlord for any engineering work necessary to complete the work to be performed by Tenant hereunder.

SECTION 4

TENANT’S WORK

A. Tenant shall be solely responsible for all work in Completion of the Premises, including finishing and furnishing the Premises for occupancy (“Tenant’s Work”). Tenant’s Work shall include, but not be limited to, the following items: floor coverings; interior doors, if any; interior partitions, if any; finishes for demising walls and partitions, paint, paneling, vinyl wall coverings, etc.; interior decorating; interior lighting; finished ceiling system, if applicable; and any other items necessary for Completion of the Premises. Tenant’s Work shall include, at Tenant’s cost, pulling electrical power from the basement electrical room to one of the following electrical rooms for distribution throughout the Premises and installing in one of such electrical rooms a 480/277V panel (high voltage) and a step down transformer with a 280/120V panel for Tenant’s use: (i) the electrical room adjacent to the elevators on Parking Level A (directly below the first floor electrical room), (ii) the electrical room adjacent to the elevators on the second floor, or (iii) the electrical room adjacent to the elevators on the third floor.

B. All work in connection with Completion of the Premises shall meet the following criteria:

(i) the work shall be done as expeditiously as possible in a good and workmanlike manner and with new materials;

(ii) the work shall be done only in accordance with the Premises Plans and Specifications;

(iii) the work shall be done only after Tenant has obtained all bonds, permits, approvals, licenses and insurance policies required by this Lease or by any governmental, quasi-governmental or regulatory authority having jurisdiction over the Premises or the Building;

(iv) the work shall comply with all applicable laws, rules, regulations, ordinances and codes, including without limitation, building and fire safety codes. Landlord’s approval of the Premises Plans and Specifications shall not be deemed a statement of compliance with such laws, rules, regulations, ordinances and codes;

(v) storage of Tenant’s contractor’s and subcontractor’s construction materials, tools and equipment shall be confined within the Premises and in other areas designated for such purposes by Landlord. If Landlord assigns space outside the Premises for such purposes, Tenant shall promptly move to such space from time to time and Landlord shall have the right to eliminate or change the location of any such space. In no event shall any materials or debris be stored in the public areas of the Project. Tenant’s contractors and subcontractors shall not run pipes, wires, conduits or the like over or through, and shall not work in, areas outside the Premises except as directed or permitted by Landlord;

(vi) the work shall be done in compliance with such reasonable rules and regulations as Landlord may make and amend from time to time;

(vii) the work shall be subject to the reasonable supervision and coordination of Landlord;

(viii) Tenant’s contractors and subcontractors shall keep the Premises neat and clean and be responsible for its own trash removal and shall not use the Project’s trash receptacles; and

(ix) the work shall not disturb or interfere with any pipes, wires, conduits and the like running through the Premises and serving other parts of the Building, nor shall it alter the building base, shell and core or any exterior portions of the Building without the prior written approval of Landlord (and, in any event, Tenant shall repair any damage to the same caused by Tenant’s Work).

C. All of the provisions of this Lease relating to or applicable to work in the Premises by or for Tenant, shall be fully applicable to Tenant’s work performed hereunder. Tenant shall be responsible for any damage to the Premises or the Project resulting from or in connection with such work and all repairs of such damage shall be solely at Tenant’s expense. Tenant shall indemnify and hold Landlord harmless from and against any and all claims made by third parties against Landlord, its agents, servants and employees based upon acts or omissions of Tenant’s contractors or subcontractors. Tenant shall also indemnify and hold Landlord harmless from any damage to Landlord for faulty or defective work done by Tenant’s contractors or subcontractors.

D. Tenant shall commence Completion of the Premises as soon as possible after the Delivery Date.

E. Tenant’s failure to timely and diligently perform any of its obligations under this Exhibit C shall constitute an Event of Tenant’s Default under the Lease.

SECTION 5

PREMISES PLANS AND SPECIFICATIONS

Tenant shall submit to Landlord proposed Premises Plans and Specifications for Completion of the Premises within sixty (60) days after the Lease is executed by Landlord and Tenant. Such plans and specifications (and any revised plans and specifications) shall be signed and stamped by Tenant’s Architect for filing with all appropriate governmental authorities. Such plans and specifications shall in all respects comply with all applicable laws, codes, ordinance, regulations and other governmental requirements. Landlord’s approval of such plans and specifications shall not be unreasonably withheld with respect to non-structural interior portions of the Tenant’s Work which do not affect the Building systems and may be withheld in Landlord’s sole discretion with respect to exterior and/or structural portions of the Tenant’s Work or any work affecting the Building systems. If Landlord rejects the plans and specifications, Tenant shall revise the plans and specifications based upon Landlord’s reasons for rejection and resubmit them to Landlord for approval. The foregoing process shall be repeated until the Premises Plans and Specifications have been approved by Landlord. Upon Landlord’s approval of the Premises Plans and Specifications, they shall be clearly marked “Approved and Issued for Construction” and initialed by Tenant and Landlord. Tenant shall submit such necessary applications to the applicable governmental authorities to receive any required permits promptly following Landlord’s approval of the Premises Plans and Specifications. Any changes in the Premises Plans and Specifications after approval by Landlord may be made only pursuant to a request in writing by Tenant to be approved by Landlord as set forth above. Tenant shall reimburse Landlord for any reasonable sums incurred by Landlord for third party examination of Tenant’s Plans and Specifications (and any revised Plans and Specifications) and for any other costs incurred by Landlord in connection with any services provided in connection with the Tenant Work, all to which Tenant may apply the Reimbursement Allowance (defined below).

SECTION 6

LANDLORD REIMBURSEMENT FOR CERTAIN

PREMISES IMPROVEMENTS COSTS

A. Provided Tenant is not in default under the Lease, Landlord will provide Tenant with an allowance equal to Fifty Dollars ($50) per rentable square foot of the Premises (i.e., Nine Hundred Twenty-Seven Thousand Fifty Dollars ($927,050) (the “Reimbursement Allowance”) to be applied toward the cost of Completion of the Premises. Tenant shall be responsible, at its sole cost and expense, for payment of the entire cost of the Tenant’s Work in excess of the Reimbursement Allowance. The funding of the Reimbursement Allowance shall be made pursuant to Sections 6.B and 6.D below and in all other respects shall be based on such commercially reasonable disbursement conditions and procedures as Landlord may reasonably prescribe. The Reimbursement Allowance may only be used for hard construction costs and engineering, architectural and design fees. The Reimbursement Allowance may not be used for the purchase of equipment, furniture or other items of personal property of Tenant, and Tenant shall not be entitled to a rent credit for any portion of the Reimbursement Allowance not utilized by Tenant for the construction of the Tenant’s Work. Any unused portion of the Reimbursement Allowance shall accrue to the sole benefit of Landlord. Any portion of the Reimbursement Allowance not utilized by Tenant on or before the date which is one year following the date of this Lease for the cost of Completion of the Premises shall be forfeited by Tenant and remain the property of Landlord. Prior to the start of construction, Tenant shall submit to Landlord for Landlord’s approval Tenant’s budget breakdown prepared by Tenant’s Contractor.

B. Landlord shall make progress payments on account of the Tenant’s Work to Tenant as follows:

(i) On or before the 25th of each month, Tenant shall submit to Landlord’s Representative for approval, such approval not to be unreasonably withheld or delayed, an invoice for payment for Tenant’s Work completed.

(ii) Each application for payment shall be for an amount equal to the cost of the Tenant’s Work completed less Tenant’s pro rata share as described below, less retainages held as described below, and less all previous payments. If the total costs of the Tenant’s Work exceed the Reimbursement Allowance, the excess shall be at Tenant’s sole cost and expense, and shall be funded on a pro rata basis, monthly, as construction progresses with each advance by Landlord. Landlord’s pro rata share shall be equal to the percentage obtained by dividing the Reimbursement Allowance by the total estimated cost of the Tenant’s Work (but not to exceed 100%). Tenant’s pro rata share shall equal 100% minus Landlord’s pro rata share.

(iii) Retainage of ten percent (10%) shall be held with respect to all Tenant’s Work until all requirements of Section 6.D below are satisfied.

(iv) Within thirty (30) days after the submission of each application for payment to Landlord, the amount thereof, as approved in accordance with Section 6.B(i) above, shall be due and payable by Landlord to Tenant. Payments may be made by checks payable to Tenant or jointly payable to Tenant and Contractor (but delivered to Tenant).

(v) Tenant shall, prior to the payment by Landlord of each application for payment, furnish to Landlord (a) unconditional lien waivers from Tenant’s Contractor, and its suppliers and subcontractors with respect to the Tenant’s Work paid for in the immediately preceding application for payment and (b) conditional lien waivers from Tenant’s Contractor, and its suppliers and subcontractors with respect to the Tenant’s Work covered by the current application for payment.

(vi) Payment will be made only for work in place, and shall not be made for materials on site but not installed.

C. Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of Tenant’s Work equal to three percent (3%) of the cost of Completion of the Premises (the “Supervision Fee”). Such fee shall be deducted from the Reimbursement Allowance if sufficient funds are available therefor; otherwise such Supervision Fee shall be paid by Tenant to Landlord within thirty (30) days after receipt of Landlord’s invoice therefor.

D. Upon receipt of written notice that the Tenant’s Work is ready for final inspection and acceptance, Landlord, Tenant and Tenant’s Contractor will promptly make such inspection and, provided the work is found to be acceptable pursuant to the Premises Plans and Specifications, final payment hereunder shall be promptly made subject to this Section 6. Simultaneously or prior to said payment, Tenant shall cause Tenant’s Contractor to (i) provide “Final Inspection Approval” from the City of Palo Alto, (ii) provide “final” lien releases from all contractors, subcontractors and suppliers, and (iii) provide a final accounting of all Tenant’s Work costs.

E. Within thirty (30) days after Completion of the Premises, Tenant shall provide Landlord with a complete set of “as built” plans for the Premises.

SECTION 7

RESTORATION

At the expiration or sooner termination of the Lease Term, all Tenant’s Work shall be surrendered to Landlord as part of the realty; provided, however, as a condition to Landlord’s approval of the Premises Plans and Specifications to any structural improvements or any improvements which are not typical office improvements (including, without limitation, any internal staircases), Landlord may require (by written notice given to Tenant concurrently with Landlord’s approval of the Premises Plans and Specifications) that Tenant, at Tenant’s sole cost and expense, remove such improvements prior to the expiration or sooner termination of the Term and restore the affected area.

EXHIBIT D

Commencement Memorandum

LANDLORD:	TTC Partners III, LLC, a California limited liability company

TENANT:	Jive Software, Inc., a Delaware corporation

LEASE DATE:	May 13, 2010

PREMISES:	325 Lytton Avenue, Palo Alto, California

Pursuant to Section 2.2 of the referenced Lease, the “Commencement Date” is hereby established as             ,         . The Lease shall terminate on             ,        .

LANDLORD:
TTC PARTNERS III, LLC, a California limited liability company
By:
Name:
Title:
Date:
TENANT:
JIVE SOFTWARE, INC., a Delaware corporation
By:	/s/ Bryan LeBlanc
Name:	Bryan LeBlanc
Title:	CFO
Date:	5-13-10

EXHIBIT E

LOCATION OF EYEBROW SIGNAGE

[attached]

Exhibit “E”